UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

IDEX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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1925 West Field Court, Suite 200

Lake Forest, IL 60045

March 2, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IDEX Corporation (the Company) which will be held on Wednesday, April 6, 2016, at 9:00 a.m. Central Time, at the Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the Company’s 2015 Annual Report. We encourage you to read the Annual Report. It includes information on the Company’s operations, markets, products and services, as well as the Company’s audited financial statements.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, we urge you to sign, date, and promptly return the accompanying proxy card in the enclosed envelope. Alternatively, you can vote over the telephone or the Internet as described on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card, or voted by telephone or over the Internet.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

ANDREW K. SILVERNAIL

Chairman of the Board, President and

Chief Executive Officer

IDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 6, 2016

To the Stockholders:

The Annual Meeting of Stockholders of IDEX Corporation (the Company) will be held on Wednesday, April 6, 2016, at 9:00 a.m. Central Time, at the Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090, for the following purposes:

1.	To elect three directors, each for a term of three years.

2.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

4.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors fixed the close of business on February 10, 2016, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

You may obtain directions to the location of the Annual Meeting by visiting our website at www.idexcorp.com.

By Order of the Board of Directors

DENISE R. CADE

Senior Vice President, General Counsel

and Corporate Secretary

March 2, 2016

Lake Forest, Illinois

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 6, 2016

The Proxy Statement and 2015 Annual Report of IDEX Corporation are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

PROXY STATEMENT

IDEX Corporation (the Company or IDEX) has prepared this Proxy Statement in connection with the solicitation by the Company’s Board of Directors of proxies for the Annual Meeting of Stockholders to be held on Wednesday, April 6, 2016, at 9:00 a.m. Central Time, at the Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090 (the Annual Meeting). The Company commenced distribution of this Proxy Statement and the accompanying materials on March 2, 2016.

The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board of Directors. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. These solicitations may be made by personal interview, telephone, email or facsimile transmission. The Company has made arrangements with brokerage firms and other record holders of its Common Stock for the forwarding of proxy solicitation materials to the beneficial owners of that stock. The Company will reimburse those brokerage firms and others for their reasonable out-of-pocket expenses in connection with this work. In addition, the Company has engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut to assist in proxy solicitation and collection at a cost of $6,500, plus out-of-pocket expenses.

VOTING AT THE MEETING

The record of stockholders entitled to notice of, and to vote at, the Annual Meeting was taken as of the close of business on February 10, 2016, and each stockholder will be entitled to vote at the Annual Meeting any shares of Common Stock held of record on that date. A total of 76,031,497 shares of Common Stock were outstanding at the close of business on February 10, 2016. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. No other securities are entitled to be voted at the Annual Meeting.

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. The following sets forth the voting procedures for each proposal at the Annual Meeting:

Proposal 1 — Election of Directors. Directors are elected by a plurality of the votes cast at the Annual Meeting; provided however, that the Company’s Corporate Governance Guidelines provide for a “plurality plus” standard with respect to the election of directors, under which any nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors, as more fully described under Proposal 1 — Election of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

Proposal 2 — Advisory Vote on Executive Compensation. Approval of the compensation of the Company’s named executive officers will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the effect of a vote against approval and broker non-votes will have no effect on the vote.

Proposal 3 — Ratification of Auditors. Approval of ratification of the auditors will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the effect of a vote against approval and broker non-votes will have no effect on the vote.

The Company requests that you mark the accompanying proxy card to indicate your votes, sign and date it, and return it to the Company in the enclosed envelope, or vote by telephone or over the Internet as described on the proxy card. If you vote by telephone or over the Internet, you should not mail your proxy card. If your completed proxy card or telephone or Internet voting instructions are received prior to the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of the Company’s nominees as directors, FOR approval of the compensation of the Company’s named executive officers, FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016, and in the discretion of the proxy holders as to any other business which may properly come before the Annual Meeting. Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing prior to the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card, or voted by telephone or over the Internet. The Company requests that all such written notices of revocation be addressed to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, provides for a three-class Board, with one class being elected each year for a term of three years. The Board of Directors currently consists of eight members, three of whom are Class III directors whose terms will expire at this year’s Annual Meeting, three of whom are Class I directors whose terms will expire at the Annual Meeting to be held in 2017, and two of whom are Class II directors whose terms will expire at the Annual Meeting to be held in 2018. The Board of Directors has nominated three individuals for election as Class III directors to serve for a three-year term expiring at the Annual Meeting to be held in 2019, or upon the election and qualification of their successors. The nominees of the Board of Directors are Ernest J. Mrozek, David C. Parry and Livingston L. Satterthwaite, each of whom is currently serving as a director of the Company. The nominees and the directors serving in Class I and Class II whose terms expire in future years and who will serve or continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including any directorships in other public companies, and their particular experiences, qualifications, attributes and skills that lead to the conclusion they should serve as a director.

If for any reason any of the nominees are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominees to be available.

Under the Company’s Corporate Governance Guidelines, any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors within 90 days from the date of election. The Nominating and Corporate Governance Committee must then consider all of the relevant facts and circumstances and recommend to the Board of Directors the action to be taken with respect to the offer of resignation.

The Company’s Board of Directors Recommends a Vote FOR

the Nominees in Class III Identified Below.

Nominees for Election

Class III: Nominees for Three-Year Term

ERNEST J. MROZEK	Director since July 2010
Retired Vice Chairman and Chief Financial Officer	Age 62
The ServiceMaster Company

Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company until his retirement in March 2008. Mr. Mrozek is a director of G&K Services, Inc.

Mr. Mrozek’s strategic and operating leadership skills, his extensive experience and expertise in the business services industry and his financial reporting expertise led to the conclusion that he should serve on the Board of Directors. Through over 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster, a residential and commercial service company, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions. Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek has also acquired substantial experience in corporate governance as a director on the boards of several public and private companies. Mr. Mrozek received a bachelor of science degree in accountancy with honors from the University of Illinois and is a certified public accountant, on inactive status.

Mr. Mrozek is Chairman of the Audit Committee of the Board of Directors.

DAVID C. PARRY	Director since December 2012
Vice Chairman	Age 62
Illinois Tool Works Inc.

Mr. Parry has served as Vice Chairman of Illinois Tool Works Inc. (ITW) since 2010. From prior to 2009 until 2010, Mr. Parry was Executive Vice President of ITW with responsibility for the Polymers and Fluids Group.

Mr. Parry’s strategic and operating leadership skills and global commercial perspective gained from over 30 years of international business leadership experience, his significant acquisition experience and his extensive expertise in the industrial products manufacturing industry led to the conclusion that he should serve on the Board of Directors. During 18 years of executive and management experience in various senior management positions at ITW, a multinational manufacturer of a diversified range of industrial products and equipment, Mr. Parry has successfully grown the operations and profitability of multiple business units and helped ITW complete numerous acquisitions. Prior to joining ITW in 1994, Mr. Parry spent 17 years in various executive and management positions at Imperial Chemical Industries, which at the time was one of the largest chemical producers in the world. Mr. Parry received a bachelor of science degree in chemistry, a master of science degree in chemistry and a Ph.D. in polymer chemistry from Victoria University of Manchester, Manchester, England.

Mr. Parry is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of the Board of Directors.

LIVINGSTON L. SATTERTHWAITE	Director since April 2011
President	Age 55
Cummins Distribution Business

Mr. Satterthwaite has served as President of Cummins Distribution Business, a unit of Cummins, Inc., since April 2015. Prior to that, Mr. Satterthwaite served as President of Cummins Power Generation from June 2008 to April 2015.

Mr. Satterthwaite’s business leadership and sales skills, international experience and extensive experience in industrial manufacturing led to the conclusion that he should serve on the Board of Directors. Since joining Cummins in 1988, Mr. Satterthwaite has held various positions at Cummins Power Generation and other divisions of Cummins, including 14 years in managerial and sales positions in the United Kingdom and Singapore. Prior to joining Cummins, Mr. Satterthwaite spent four years at Schlumberger Limited, an oilfield services provider, as a General Field Engineer. Mr. Satterthwaite received a bachelor of science degree in civil engineering from Cornell University and a masters in business administration degree from Stanford University.

Mr. Satterthwaite is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of the Board of Directors.

Other Incumbent Directors

Class I: Three-Year Term Expires in 2017

GREGORY F. MILZCIK	Director since April 2008
Retired President and Chief Executive Officer	Age 56
Barnes Group Inc.

Mr. Milzcik served as President and Chief Executive Officer and as a director of Barnes Group Inc. from prior to 2009 until his retirement in 2013. Mr. Milzcik is a director of Kulicke & Soffa Industries Inc.

Mr. Milzcik’s business leadership skills, his relevant experience in industrial manufacturing, his corporate governance and executive compensation training and his extensive technical and management education led to the conclusion that he should serve on the Board of Directors. Through his executive experience at Barnes Group, Mr. Milzcik obtained a unique understanding of the industrial manufacturing business environment and gained exposure to and familiarity with IDEX’s customer base. In addition, Mr. Milzcik gained experience with international commerce, government contracting, complex project management, intellectual property management and industry cyclicality, which enrich his perspective as a director of the Company. Mr. Milzcik has acquired substantial training in corporate governance and executive compensation through his executive experience, board memberships and attendance at numerous director education programs. Mr. Milzcik received a bachelor of science degree in applied science and technology from Thomas Edison State College, a master’s degree in management and administration from Cambridge College, a certificate of graduate studies in administration and management from Harvard University and a doctorate from Case Western Reserve University, with research focusing on management systems in cyclical markets. Mr. Milzcik is a Certified Manufacturing Engineer through the Society of Manufacturing Engineers, and has an FAA Airframe and Power Plant License.

Mr. Milzcik is a member of the Audit Committee of the Board of Directors.

ANDREW K. SILVERNAIL	Director since August 2011
Chairman, President and Chief Executive Officer	Age 45
IDEX Corporation

Mr. Silvernail was appointed Chairman of the Board effective January 1, 2012. Mr. Silvernail has served as President and Chief Executive Officer and a director of the Company since August 10, 2011. Prior to his appointment as President and Chief Executive Officer, Mr. Silvernail served since January 2011 as Vice President Group Executive of the Company’s Health & Science Technologies, Global Dispensing and Fire & Safety/Diversified Products business segments. From February 2010 to December 2010, Mr. Silvernail was Vice President Group Executive of the Company’s Health & Sciences Technologies and Global Dispensing business segments. Mr. Silvernail joined IDEX in January 2009 as Vice President Group Executive of Health & Science Technologies. Mr. Silvernail is a director of Stryker Corporation.

Mr. Silvernail’s relevant experience with engineering and technology industries in general, together with his extensive management experience, led to the conclusion that he should serve on the Board of Directors. Mr. Silvernail received his bachelor of science degree in government from Dartmouth College and his masters of business administration degree from Harvard University.

KATRINA L. HELMKAMP	Director since November 2015
Former CEO	Age 50
SVP Worldwide

Ms. Helmkamp served as Chief Executive Officer of SVP Worldwide from 2010 through 2014. Prior to that, from 2008 to 2010, Ms. Helmkamp served as Senior Vice President, North America Product for Whirlpool Corporation.

Ms. Helmkamp’s operating leadership skills and her experience across multiple markets and technologies led to the conclusion that she should serve on the Board of Directors. During her time at SVP Worldwide and Whirlpool Corporation, Ms. Helmkamp was responsible for managing the operations and profitability of global businesses that derived a substantial portion of their revenues from outside of the United States. In addition, Mr. Helmkamp successfully oversaw numerous new product development and technology initiatives, including the launch of new products and service categories with improved margins and quality. Ms. Helmkamp also has significant mergers and acquisitions experience, both in identifying and evaluating potential targets, as well as leading post-acquisition integration activities. Ms. Helmkamp received her bachelor of science degree in industrial engineering and her masters of business administration from Northwestern University.

Ms. Helmkamp is a member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors.

Class II: Three-Year Term Expires in 2018

WILLIAM M. COOK	Director since April 2008
Chairman of the Board	Age 62
Donaldson Company, Inc.

Mr. Cook has served as Chairman of the Board of Donaldson Company, Inc. (Donaldson) since prior to 2009. Mr. Cook retired as the President and Chief Executive Officer of Donaldson in April 2015, having served since prior to 2009. Mr. Cook is also a director of Valspar Corporation.

Mr. Cook’s strong business and organizational leadership skills and his relevant experience in technological industries led to the conclusion that he should serve on the Board of Directors. Mr. Cook is a 35-year veteran of Donaldson, a technology-driven global company that manufactures filtration systems designed to remove contaminants from air and liquids. Throughout his career at Donaldson, Mr. Cook has served in several senior executive positions, and was elected as a director in 2004. Mr. Cook received a bachelor of science degree in business administration and a master of business administration degree from Virginia Polytechnic Institute and State University.

Mr. Cook is Lead Director and a member of the Audit Committee of the Board of Directors.

CYNTHIA J. WARNER	Director since February 2013
Executive Vice President, Strategy and Business Development	Age 57
Tesoro Companies, Inc.

Ms. Warner has been Executive Vice President, Strategy and Business Development for Tesoro Companies, Inc. since October 2014. From 2012 to 2014, Ms. Warner was Chairman and Chief Executive Officer of Sapphire Energy, Inc. From 2009 to 2011, Ms. Warner was Chairman and President of Sapphire Energy. Prior to 2009, Ms. Warner was Group Vice President, Global Refining, BP plc.

Ms. Warner’s operating leadership skills, international experience and extensive experience in the energy, refining and transportation industries led to the conclusion that she should serve on the Board of Directors. During her 25 years at BP and Amoco, Inc., Ms. Warner gained significant knowledge of the global energy industry and served in numerous leadership roles, including overseeing BP’s Global Refining business and its Health Safety Security Environment, with a consistent record of success in coordinating the operations of thousands of employees across BP’s global facilities. In her role as

Chief Executive Officer of Sapphire Energy, an alternative energy venture, Ms. Warner had oversight responsibility for the raising of substantial investment capital and the successful completion of a new demonstration facility for the company. Ms. Warner received a bachelor of engineering degree in chemical engineering from Vanderbilt University and a masters of business administration degree from Illinois Institute of Technology.

Ms. Warner is a member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors.

CORPORATE GOVERNANCE

Information Regarding the Board of Directors and Committees

The Board of Directors has the ultimate authority for the management of the Company’s business. The Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and the Standards for Director Independence provide the framework for the governance of the Company. The Corporate Governance Guidelines address matters such as composition, election of directors, size and retirement age for the Board, Board membership criteria, the role and responsibilities of the Board, director compensation, share ownership guidelines, and the frequency of Board meetings (including meetings to be held without the presence of management). The Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all of the Company’s employees and directors. Copies of the current Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and the Standards for Director Independence are available under the Investor Relations links on the Company’s website at www.idexcorp.com.

The Board selects the Company’s executive officers, delegates responsibilities for the conduct of the Company’s operations to those officers, and monitors their performance. Without limiting the generality of the foregoing, the Board of Directors oversees an annual assessment of enterprise risk exposure, and the management of such risk, conducted by the Company’s executives. When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term performance and enhance stockholder value. Direct oversight allows the Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management the means by which to control risk. In addition, while the Board of Directors has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure, and legal compliance. The Audit Committee receives an annual risk assessment report from the Company’s internal auditors and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report those exposures.

The Company’s Bylaws permit the Board to select its Chairman in the manner it determines to be most appropriate. The Corporate Governance Guidelines provide that, if the Chairman of the Board is not the Chief Executive Officer, and is an independent director, there shall be no Lead Director. If the Chairman of the Board is the Chief Executive Officer or is not an independent director, the independent directors shall elect an independent Lead Director. In connection with Mr. Silvernail’s appointment as Chairman, the Board appointed Michael T. Tokarz as Lead Director. Mr. Tokarz, formerly a Class II director, retired effective April 8, 2015. Effective immediately following last year’s Annual Meeting, William M. Cook has served as Lead Director. The responsibilities of the Lead Director include:

•	Coordinating the activities of the independent directors;

•	Reviewing the Board meeting agendas and providing the Chairman with input on the agendas;

•	Preparing the agendas for executive sessions of the independent directors and chairing those sessions;

•	Facilitating communications between the Chairman and other members of the Board; and

•	Coordinating the performance evaluation of the Chief Executive Officer.

The independent non-management directors of the Board meet separately as a group at every regularly scheduled Board meeting. The Lead Director generally presides at these non-management executive sessions. During 2015, the Board held six meetings.

The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having the Chief Executive Officer also serve as

Chairman of the Board. The Chief Executive Officer, as the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to oversee discussion on business and strategic issues. Coupled with the existence of a Lead Director and regular executive sessions of the non-management directors, this structure provides independent oversight, including risk oversight, while facilitating the exercise of the Board’s responsibilities.

The Board has adopted standards for determining whether a director is independent. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations, and are available on the Company’s website as described above. The Board also reviewed commercial relationships between the Company and organizations with which directors were affiliated by service as an executive officer. The relationships with these organizations involved the Company’s sale or purchase of products or services in the ordinary course of business that were made on arm’s-length terms and other circumstances that did not affect the relevant directors’ independence under applicable law and NYSE listing standards. The Board has affirmatively determined, based on these standards and after considering the relationships described immediately above, that the following directors, three of whom are standing for election to the Board, are independent: Mr. Cook, Ms. Helmkamp, Messrs. Milzcik, Mrozek, Parry and Satterthwaite, and Ms. Warner. The Board has also determined that Mr. Silvernail is not independent. Mr. Silvernail is the Chairman of the Board, President and Chief Executive Officer of the Company. The Board has also determined that all Board standing committees are composed entirely of independent directors.

Important functions of the Board are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company’s Bylaws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its first meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee, subject to applicable law and NYSE listing standards. There are three standing committees of the Board: the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee. Each committee has a written charter that is available on the Company’s website as described above.

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to: develop and recommend to the Board corporate governance principles and a code of business conduct and ethics; develop and recommend criteria for selecting new directors; identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend to the Board such individuals as nominees to the Board for its approval; make recommendations to the Board regarding any director who submits an offer of resignation by reason of the plurality plus voting standard under the Company’s Corporate Governance Guidelines; screen and recommend to the Board individuals qualified to become Chief Executive Officer in the event of a vacancy and any other senior officer whom the committee may wish to approve; and oversee evaluations of the Board, individual Board members and Board committees. The members of the Nominating and Corporate Governance Committee are Messrs. Parry and Satterthwaite (each effective immediately following last year’s Annual Meeting), Ms. Warner and Ms. Helmkamp (effective upon her appointment to the Board on November 5, 2015). Mr. Bradley J. Bell and Mr. Tokarz served on the Nominating and Corporate Governance Committee until they each retired effective April 8, 2015. During 2015, the Nominating and Corporate Governance Committee held three meetings.

It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s stockholders in accordance with the procedures described under “STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2017 ANNUAL MEETING” below. Stockholder nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources.

The Nominating and Corporate Governance Committee selects nominees for the Board who demonstrate the following qualities:

Experience (in one or more of the following):

•	high level leadership experience in business or administrative activities;

•	specialized expertise in the industries in which the Company competes;

•	financial expertise;

•	breadth of knowledge about issues affecting the Company;

•	ability and willingness to contribute special competencies to Board activities; and

•

expertise and experience that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare, and willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image;

•	time available for meetings and consultation on Company matters; and

•	willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board are identified and considered based on the qualities described above, without regard to race, color, religion, sex, ancestry, national origin or disability. In the past, the Company has engaged executive search firms to help identify and facilitate the screening and interviewing of director candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate suitable to be a director. The Committee may also ask the candidate to meet with other members of the Board. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board appointment or election of that candidate. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors for nomination for election at the annual meeting of stockholders.

The Audit Committee’s primary duties and responsibilities are to: monitor the integrity of the Company’s financial reporting process and systems of internal control regarding finance, accounting and legal compliance; monitor the independence and performance of the Company’s independent registered public accounting firm and monitor the performance of the Company’s internal audit and compliance functions; hire and fire the Company’s independent registered public accounting firm and approve any audit and non-audit work performed by the independent registered public accounting firm; provide an avenue of communication among the independent registered public accounting firm, management and the Board; prepare the audit committee report that Securities and Exchange Commission (SEC) rules require to be included in the Company’s annual proxy statement; and administer the Company’s Related Person Transactions Policy (see “Transactions With Related Persons” below). The members of the Audit Committee are Messrs. Cook, Milzcik and Mrozek. Effective immediately following last year’s Annual Meeting, Mr. Parry ceased to be a member of the Audit Committee. The Board has determined that each of Messrs. Cook, Milzcik and Mrozek is an “audit committee financial expert,” as defined by SEC rules. During 2015, the Audit Committee held 10 meetings.

The Compensation Committee’s primary duties and responsibilities are to: establish the Company’s compensation philosophy and structure the Company’s compensation programs to be consistent with that philosophy; establish the compensation of the Chief Executive Officer and other senior officers; develop and recommend to the Board compensation for the directors; and prepare the compensation committee report the rules of the SEC require to be included in the Company’s annual proxy statement. The members of the Compensation Committee are Mr. Satterthwaite, Ms. Warner, Mr. Parry (effective immediately following last year’s Annual Meeting) and Ms. Helmkamp (effective upon her appointment to the Board on November 5, 2015). Messrs. Bell and Tokarz served on the Compensation Committee until they each retired effective April 8, 2015. During 2015, the Compensation Committee held five meetings.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee retained Towers Watson to act as an outside consultant. Towers Watson is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee has reviewed the nature of the relationship between itself and Towers Watson, including all personal and business relationships between the committee members, Towers Watson and the individual compensation consultants who provide advice to the Compensation Committee. Based on its review, the Compensation Committee did not identify any actual or potential conflicts of interest in Towers Watson’s engagement as an independent consultant. Towers Watson works with the Compensation Committee and management to structure the Company’s compensation programs and evaluate the competitiveness of its executive compensation levels. Towers Watson’s primary areas of assistance to the Compensation Committee are:

•	Analyzing market compensation data for all executive positions;

•	Advising on the structure of the Company’s compensation programs;

•	Advising on the terms of equity awards;

•	Assessing the relationship between named executive officer compensation and Company financial performance;

•	Reviewing the risk associated with the Company’s compensation programs; and

•	Reviewing materials to be used in the Company’s proxy statement.

Towers Watson periodically provides the Compensation Committee and management market data on a variety of compensation-related topics. The Compensation Committee authorized Towers Watson to interact with the Company’s management, as needed, on behalf of the Compensation Committee, to obtain or confirm information.

During 2015, each director attended more than 75% of the aggregate number of meetings of the Board and of committees of the Board of which he or she was a member. The Company encourages its directors to attend the annual meeting of stockholders but has no formal policy with respect to that attendance. All of the directors attended the 2015 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

During 2015, Mr. Bell, Ms. Helmkamp, Mr. Parry, Mr. Satterthwaite, Mr. Tokarz and Ms. Warner served as members of the Compensation Committee. (Messrs. Bell and Tokarz each retired effective April 8, 2015, and Ms. Helmkamp was appointed effective November 5, 2015.) None of these directors (i) was an officer or employee of the Company or any of its subsidiaries during 2015, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. There were no relationships between the Company’s executive officers and the members of the Compensation Committee that require disclosure under Item 407(e)(4) of Regulation S-K.

Transactions with Related Persons

The Board has adopted a written Related Person Transactions Policy regarding the review, approval and ratification of transactions with related persons. All related person transactions are approved by the Audit Committee. If the transaction involves a related person who is a director or immediate family member of a director, that director will not be included in the deliberations regarding approval. In approving the transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company.

Compensation of Directors

The objectives of our director compensation program are to attract highly-qualified individuals to serve on our Board of Directors and to align our directors’ interests with the interests of our stockholders. The Compensation Committee reviews the program at least annually to ensure that it continues to meet these objectives.

The Company believes that to attract and retain qualified directors, pay levels should be targeted at the 50th percentile (or median) of pay levels for directors at comparable companies. From time to time, the Compensation Committee, with the assistance of Towers Watson, evaluates the competitiveness of director compensation. The primary reference point for the determination of market pay is the peer group of companies used to benchmark the Company’s executive compensation. For further details on this topic, refer to “Use of Market Data” under “Setting Executive Compensation” in the Compensation Discussion and Analysis below. Market composite data derived from pay surveys available to Towers Watson and to the Company is also used.

Our director compensation for 2015 was based on the following:

Annual Retainer and Meeting Fees	$75,000
Committee Chair Retainer
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$8,000
Lead Director Fees
Annual Retainer	$15,000
Annual Equity Grant	$15,000
Restricted Stock Units	100% of Value
Value of Equity Grants Upon Initial Election to the Board	Pro-rated annual grant
Restricted Stock Units	100% of Value
Value of Annual Equity Grants	$110,000
Restricted Stock Units	100% of Value

Equity grants upon initial election to the Board are made on the date of appointment. Annual equity grants are made on the first regularly scheduled meeting of the Board held each year. All grants are structured to provide 100% of the expected value in the form of restricted stock unit awards, and are made under the IDEX Corporation Incentive Award Plan (Incentive Award Plan). The restricted stock units vest in full on the earliest of the third anniversary of the grant, retirement, failure of the director to be re-elected to the Board, or a change in control of the Company. The restricted stock units are non-transferable until the recipient is no longer serving as a director, and is subject to forfeiture if the director terminates service as a director for reasons other than death, disability, retirement, or failure to be re-elected to the Board. Beginning in 2015, directors have the ability to defer payment of all or a portion of their annual equity grant.

Under the Company’s Directors Deferred Compensation Plan, directors are permitted to defer their cash compensation as of the date their compensation would otherwise be payable. In general, directors must make elections to defer fees payable during a calendar year by the end of the preceding calendar year. Newly elected directors have up to 30 days to elect to defer future fees. All amounts deferred are recorded in a memorandum account for each director and are credited or debited with earnings or losses as if such amounts had been invested in an interest-bearing account or certain mutual funds, at the option of the director. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable federal rate (AFR) as of the first business day in November. In accordance with SEC rules, no earnings on deferred compensation are shown in the Director Compensation table below because no “above market” rates were earned on deferred amounts in 2015. Directors must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments of up to 10 years, and to begin receiving distributions either at termination of Board service or at a future specified date. If a director should die before all amounts credited under the Directors Deferred Compensation Plan have been paid, the unpaid balance in the participating director’s account will be paid to the director’s beneficiary. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

Non-management directors are subject to stock ownership guidelines. Non-management directors must comply with the guidelines within five years of their initial election to the Board. The guidelines dictate that all non-management directors must purchase or acquire shares of the Company’s Common Stock having an aggregate value at the time of purchase or acquisition equal to five times the annual retainer in effect upon their election to the Board. As of December 31, 2015, all directors were either in compliance with the ownership guidelines or were proceeding towards meeting the ownership guidelines within the applicable five-year period.

The following table summarizes the total compensation earned in 2015 for the Company’s directors. Mr. Silvernail receives no additional compensation for his service as a director.

2015 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)	Total
Bradley J. Bell(4)	$20,750			$20,750
William M. Cook	86,250	125,000	10,000	221,250
Katrina L. Helmkamp(5)	12,500	32,100		44,600
Gregory F. Milzcik	75,000	110,000	10,000	195,000
Ernest J. Mrozek	90,000	110,000	10,000	210,000
David C. Parry	81,000	110,000	10,000	201,000
Livingston L. Satterthwaite	82,500	110,000		192,500
Michael T. Tokarz(6)	25,000			25,000
Cynthia J. Warner	75,000	110,000		185,000

(1)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, assuming no forfeitures.

(2)	The following table provides information on the restricted stock, restricted stock units and stock option awards held by the Company’s non-management directors and the value of those awards as of December 31, 2015. All outstanding awards are in or exercisable for shares of the Company’s Common Stock.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(b)	Market Value of Shares or Units of Stock that Have Not Vested(c)
Name	Exercisable(a)	Unexercisable(a)
Bradley J. Bell	2,250	0	19.98	04/08/2016	0	0
	4,080	0	30.82	04/08/2016
	3,190	0	40.89	04/08/2016
	3,530	0	42.86	04/08/2016
	3,075	0	50.45	04/08/2016
William M. Cook	3,375	0	32.95	04/08/2018	3,955	302,993
	2,250	0	19.98	02/24/2019
	4,080	0	30.82	02/23/2020
	3,190	0	40.89	02/22/2021
	3,530	0	42.86	02/21/2022
	3,075	0	50.45	02/15/2023
Katrina L. Helmkamp					415	31,793
Gregory F. Milzcik	3,375	0	32.95	04/08/2018	3,765	288,437
	2,250	0	19.98	02/24/2019
	4,080	0	30.82	02/23/2020
	3,190	0	40.89	02/22/2021
	3,530	0	42.86	02/21/2022
	3,075	0	50.45	02/15/2023
Ernest J. Mrozek	6,650	0	28.20	07/01/2020	3,765	288,437
	3,190	0	40.89	02/22/2021
	3,530	0	42.86	02/21/2022
	3,075	0	50.45	02/15/2023
David C. Parry	4,930	0	45.08	12/06/2022	3,765	288,437
	3,075	0	50.45	02/15/2023
Livingston L. Satterthwaite	4,800	0	45.16	04/05/2021	3,765	288,437
	3,530	0	42.86	02/21/2022
	3,075	0	50.45	02/15/2023
Michael T. Tokarz	3,375	0	30.67	02/02/2016	0	0
	3,375	0	33.99	04/08/2016
	2,250	0	30.85	04/08/2016
	2,250	0	19.98	04/08/2016
	4,080	0	30.82	04/08/2016
	3,190	0	40.89	04/08/2016
	4,160	0	42.86	04/08/2016
	3,620	0	50.45	04/08/2016
Cynthia J. Warner	4,610	0	50.45	02/15/2023	4,185	320,613

(a)	All options expire on the 10th anniversary of the grant date. Options vested 100% on the first anniversary of the grant date. All options vest 100% upon a change in control of the Company.

(b)	See footnote 1 to table under “SECURITY OWNERSHIP” below for vesting provisions.

(c)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2015.

(3)	Reflects matching gifts of up to $10,000 per year directed to Internal Revenue Code 501(c)(3) tax-exempt, non-profit organizations under the IDEX Corporation Matching Gift Program.

(4)	Mr. Bell retired effective April 8, 2015.

(5)	The Board appointed Ms. Helmkamp to serve as a director effective November 5, 2015.

(6)	Mr. Tokarz retired effective April 8, 2015.

Communications with the Board of Directors

Stockholders and other interested parties may contact the Board, the non-management directors as a group or any of the individual directors, including the Lead Director, by writing to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045. Inquiries sent by mail will be reviewed, sorted and summarized by Ms. Cade before they are forwarded to any director.

SECURITY OWNERSHIP

The following table furnishes information as of February 10, 2016, except as otherwise noted, with respect to shares of the Company’s Common Stock beneficially owned by (i) each director and nominee for director, (ii) each officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that are exercisable currently or will be exercisable within 60 days of February 10, 2016. Shares of Common Stock subject to options that are exercisable within 60 days of February 10, 2016, are considered to be outstanding for the purpose of determining the percentage of the shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock. For purposes of the following table, the address for each of the directors, nominees and executive officers of the Company is c/o 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Directors and Nominees (other than Named Executive Officers):
William M. Cook(1)	30,285	*
Katrina L. Helmkamp(1)	415	*
Gregory F. Milzcik(1)	28,095	*
Ernest J. Mrozek(1)	23,130	*
David C. Parry(1)	13,185	*
Livingston L. Satterthwaite(1)	17,507	*
Cynthia J. Warner(1)	8,795	*
Named Executive Officers:
Andrew K. Silvernail(2)(3)	277,579	*
Heath A. Mitts(2)(3)	128,042	*
Eric D. Ashleman(2)(3)	58,272	*
Brett E. Finley(2)(3)	4,697	*
Frank J. Notaro(2)(3)	18,300	*
Directors, Nominees and All Executive Officers as a Group: (16 persons)(4)	788,922	1.0
Other Beneficial Owners:
T. Rowe Price Associates, Inc.(5)	11,055,441	14.4
100 East Pratt Street Baltimore, MD 21202
BlackRock Inc.(6)	5,521,963	7.2
55 East 52nd Street New York, NY 10055
The Vanguard Group(7)	5,146,612	6.7
100 Vanguard Blvd. Malvern, PA 19355
Eaton Vance Management(8)
2 International Place Boston, MA 02110	4,118,282	5.4

(1)

Includes 19,500, 19,500, 16,445, 8,005, 11,405 and 4,610 shares under exercisable options for Mr. Cook, Messrs. Milzcik, Mrozek, Parry and Satterthwaite, and Ms. Warner, respectively. Ms. Helmkamp does not have any options. Includes 845 shares of restricted stock issued to each of Messrs. Cook, Milzcik, Mrozek, Parry and Satterthwaite on February 15, 2013, which vest on February 15, 2016; 1,265 shares of restricted stock issued to Ms. Warner on February 15, 2013, which vest on February 15, 2016; 1,515 shares of restricted stock issued to each of Messrs. Cook, Milzcik, Mrozek, Parry and Satterthwaite and Ms. Warner on February 13, 2014, which vest on February 13, 2017; 1,405 restricted stock units issued to each of Messrs. Milzcik, Mrozek, Parry and Satterthwaite and Ms. Warner on February 20, 2015, which vest on February 20, 2018 (except for Mr. Satterthwaite, as he elected to defer vesting); 1,595 restricted stock units issued to Mr. Cook on February 20, 2015, which vest on February 20, 2018; and 415 restricted stock units issued to Ms. Helmpkamp on November 5, 2015, which vest on November 5, 2018. The restricted shares and restricted stock units held by Mr. Cook, Ms. Helmkamp, Messrs. Milzcik, Mrozek, Parry, and Satterthwaite, and Ms. Warner may vest earlier than the dates indicated above upon a change in control of the Company, retirement, or failure to be re-elected to the Board. All shares of restricted stock and restricted stock units are eligible for dividends.

(2)	Includes 187,920, 98,728, 32,605 and 13,970 shares under exercisable options for Messrs. Silvernail, Mitts, Ashleman and Notaro, respectively. Mr. Finley does not have any exercisable options.

(3)	Includes shares of restricted stock or restricted stock units awarded by the Company as follows:

Mr. Silvernail was awarded 18,505 shares of restricted stock under the Incentive Award Plan on February 15, 2013, which vest on February 15, 2016; 9,320 shares of restricted stock under the Incentive Award Plan on February 13, 2014, which vest on February 13, 2017; and 9,565 shares of restricted stock under the Incentive Award Plan on February 20, 2015, which vest on February 20, 2018; provided he is employed by the Company on such vesting dates.

Mr. Mitts was awarded 4,560 shares of restricted stock under the Incentive Award Plan on February 15, 2013, which vest on February 15, 2016; 2,225 shares of restricted stock under the Incentive Award Plan on February 13, 2014, which vest on February 13, 2017; and 2,105 shares of restricted stock under the Incentive Award Plan on February 20, 2015, which vest on February 20, 2018; provided he is employed by the Company on such vesting dates.

Mr. Ashleman was awarded 1,725 shares of restricted stock under the Incentive Award Plan on February 15, 2013, which vest on February 15, 2016; 9,915 shares of restricted stock under the Incentive Award Plan on February 15, 2013, which vest 50% on February 15, 2016 and 50% on February 15, 2017; and 1,895 shares of restricted stock under the Incentive Award Plan on February 13, 2014, which vest on February 13, 2017; 1,630 shares of restricted stock under the Incentive Award Plan on February 20, 2015, which vest on February 20, 2018; and 4,835 shares of restricted stock under the Incentive Award Plan on July 15, 2015, which vest on July 15, 2018; provided he is employed by the Company on such vesting dates.

Mr. Finley was awarded 1,725 shares of restricted stock under the Incentive Award Plan on February 15, 2013, which would have vested on February 15, 2016; 9,915 shares of restricted stock under the Incentive Award Plan on February 15, 2013, which would have vested 50% on February 15, 2016 and 50% on February 15, 2017; 1,345 shares of restricted stock under the Incentive Award Plan on February 13, 2014, which would have vested on February 13, 2017; and 1,055 shares of restricted stock under the Incentive Award Plan on February 20, 2015, which would have vested on February 20, 2018; provided he remained employed by the Company on such vesting dates. Mr. Finley resigned effective December 31, 2015. For detailed information regarding Mr. Finley’s separation payments, see “Potential Payments under Termination or Change in Control — Quantification of Termination Payments and Benefits — Finley Resignation” under “EXECUTIVE COMPENSATION.”

Mr. Notaro was awarded 2,600 restricted stock units under the Incentive Award Plan on February 15, 2013, which vest on February 15, 2016; 930 restricted stock units under the Incentive Award Plan on February 13, 2014, which vest on February 13, 2017; and 800 restricted stock units under the Incentive Award Plan on February 20, 2015, which vest on February 20, 2018; provided he is employed by the Company on such vesting dates.

The restricted shares and restricted stock units held by Messrs. Silvernail, Mitts, Ashleman and Notaro may vest earlier than the dates indicated above upon a change in control of the Company and certain other events. See “Outstanding Equity Awards at 2015 Fiscal Year End” under “EXECUTIVE COMPENSATION.”

All shares of restricted stock and restricted stock units are eligible for dividends.

(4)	Includes 545,780 shares under options that are exercisable currently or will be exercisable within 60 days of February 10, 2016, and 106,065 unvested shares of restricted stock or restricted stock units.

(5)	Based solely on information in Schedule 13G, as of December 31, 2015, filed by T. Rowe Price Associates, Inc. (Price Associates) with respect to Common Stock owned by Price Associates and certain other entities which Price Associates directly or indirectly controls or for which Price Associates is an investment advisor on a discretionary basis, including T. Rowe Price Mid-Cap Growth Fund, Inc. These Price Associates entities have sole power to vote or to direct the vote of 3,010,085 shares of Common Stock and sole power to dispose or to direct the disposition of all 11,055,441 shares of Common Stock.

(6)	Based solely on information in Schedule 13G, as of December 31, 2015, filed by BlackRock Inc. (BlackRock) with respect to Common Stock owned by BlackRock and certain other entities which BlackRock directly or indirectly controls or for which BlackRock is an investment advisor on a discretionary basis, including BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, Blackrock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Life Limited. These BlackRock entities have sole power to vote or to direct the vote of 5,246,524 shares of Common Stock and sole power to dispose or to direct the disposition of all 5,521,963 shares of Common Stock.

(7)	Based solely on information in Schedule 13G, as of December 31, 2015, filed by Vanguard Group (Vanguard) with respect to Common Stock owned by Vanguard and certain other entities which Vanguard directly or indirectly controls or for which Vanguard is an investment advisor on a discretionary basis. Vanguard reports beneficial ownership of shares of itself, Vanguard Fiduciary Trust Company, a whollyowned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. These Vanguard entities have sole power to vote or to direct the vote of 56,514 shares of Common Stock, shared power to vote or to direct the vote of 4,100 shares of Common Stock, sole power to dispose or to direct the disposition of 5,090,698 shares of Common Stock, and shared power to dispose or to direct the disposition of 55,914 shares of Common Stock.

(8)	Based solely on information in Schedule 13G, as of December 31, 2015, filed by Eaton Vance Management (Eaton) with respect to Common Stock owned by Eaton and certain other entities which Eaton directly or indirectly controls or for which Eaton is an investment advisor on a discretionary basis. These Eaton entities have sole power to vote or to direct the vote of all 4,118,282 shares of Common Stock and sole power to dispose or to direct the disposition of all 4,118,282 shares of Common Stock.

EXECUTIVE COMPENSATION

Risk Assessment

The Compensation Committee periodically reviews the potential risks arising from our compensation policies, practices and programs to determine whether any potential risks are material to the Company. In approving the 2015 compensation program design, the Compensation Committee engaged in discussions with its independent compensation consultant and management regarding any potential risks and concluded that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incentivize employees, including executive officers, to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company. In this review, the Compensation Committee considered the attributes of the Company’s policies and practices, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual cash and long-term, stock-based performance opportunities;

•	Multiple performance factors tied to key measures of short-term and long-term performance that motivate sustained performance and are based on quantitative measures;

•	Caps on the maximum payout for cash incentives;

•	Stock ownership requirements for executives that encourage a long-term focus on performance;

•	An insider trading policy that prohibits hedging and pledging;

•	A clawback policy that applies to performance-based compensation, including stock-based awards, for directors and officers; and

•	Oversight by an independent compensation committee.

Compensation Committee Report

The Compensation Committee has reviewed the following Compensation Discussion and Analysis and discussed its contents with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Livingston L. Satterthwaite, Chairman

Katrina L. Helmkamp

David C. Parry

Cynthia J. Warner

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, and compensation decisions made under those programs for our named executive officers (NEOs) for fiscal year 2015, who are listed below.

Name	Title
Andrew K. Silvernail	Chairman, President and Chief Executive Officer
Heath A. Mitts	Senior Vice President and Chief Financial Officer
Eric D. Ashleman	Senior Vice President and Chief Operating Officer
Brett E. Finley[1]	Senior Vice President, Group Executive
Frank J. Notaro[2]	Senior Vice President, General Counsel and Secretary

Principles of our Compensation Programs

Pay-for-Performance	The key principle of our compensation philosophy is pay-for-performance.
Alignment with Stockholders’ Interests	We reward performance that meets or exceeds the performance goals that the Compensation Committee establishes with the objective of increasing stockholder value.
Variation Based on Performance	We favor variable pay opportunities that are based on performance over fixed pay. The total compensation received by our named executive officers varies based on corporate and individual performance measured against annual and long-term goals.

Highlights of our Compensation Programs

WHAT WE DO
✓	Pay-for-Performance: A significant portion of each named executive officer’s target annual compensation is tied to corporate and individual performance.
✓	Annual Say-on-Pay Vote: We conduct an annual Say-on-Pay advisory vote. At our 2015 Annual Meeting of Stockholders, more than 98% of the votes cast on the Say-on-Pay proposal were in favor of the fiscal year 2014 compensation of our named executive officers.
✓	Clawback Policy: Our Clawback Policy allows the Board of Directors to recoup any excess incentive compensation paid to our executive officers if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive officer.
✓	Short-Term and Long-Term Incentives/Measures: Our annual and long-term plans provide a balance of incentives and include different measures of performance.
✓	Independent Compensation Consultant: The Compensation Committee engages an independent compensation consultant, who does not also provide services to management.
✓	Stock Ownership Guidelines: To further align the interests of management and our directors with our stockholders, we have significant stock ownership guidelines, which require our executive officers and directors to hold a multiple of their annual compensation in equity.
✓	Limited Perquisites and Related Tax Gross-Ups: We provide limited perquisites and no tax gross-ups.

[1]	Mr. Finley resigned effective December 31, 2015. For detailed information regarding Mr. Finley’s separation payments, see “Potential Payments upon Termination or Change in Control — Quantification of Termination Payments and Benefits — Finley Resignation” under “EXECUTIVE COMPENSATION.”
[2]	Mr. Notaro ceased to serve as our Senior Vice President and General Counsel as of October 26, 2015.

WHAT WE DO
✓	Mitigate Inappropriate Risk Taking: In addition to our clawback policy, stock ownership guidelines and prohibition of hedging and pledging, we structure our compensation programs so that they minimize inappropriate risk taking by our executive officers and other employees, including using multiple performance metrics and multi-year performance periods and capping our annual incentive awards and performance share awards.

WHAT WE DON’T DO
×	Gross-ups for Excise Taxes: Our executive severance agreements do not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change in control.

×	Reprice Stock Options: Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

×	Fixed Term Employment Agreements: Employment of our executive officers (other than our CEO) is “at will” and may be terminated by either the Company or the employee at any time.

×	Hedging and Pledging: Our insider trading policy prohibits all employees and directors from hedging their economic interest in the Company shares they hold.

Fiscal Year 2015 Financial Highlights

2015 saw continued margin enhancement while operating in global markets impacted by depressed oil prices, slow North American industrial activity and the contraction of China’s economy. The following are 2015 financial highlights:

•	Sales of $2 billion decreased 6 percent compared to the prior year, -4 percent organically.

•	Adjusted earnings per share (EPS) of $3.55 was 2 cents lower than the prior year adjusted EPS of $3.57.*

•	Free cash flow of $322 million was 114 percent of net income.*

•	Adjusted net income of $277 million decreased 4 percent compared to the prior year.*

•	We repurchased 2.8 million shares of common stock for an aggregate purchase price of $210 million.

•	We increased the quarterly dividend by 14 percent in April 2015.

•	We acquired Novotema, SpA., a leader in the design, manufacture and sale of specialty sealing solutions for use in the building products, gas control, transportation, industrial and water markets.

•	We acquired Alfa Valvole, S.r.l., a leader in the design, manufacture and sale of specialty valve products used in the chemical, petrochemical, energy and sanitary markets.

•	We acquired CiDRA Precision Services, LLC, a leader in the design, manufacture and sale of microfluidic components serving the life science, health and industrial markets.

•	We sold our Ismatec product line for approximately $28 million, a pre-tax gain of $18.1 million.

These financial highlights and significant recent accomplishments are closely related to performance metrics under our executive compensation plans. For 2015, the executive compensation programs were designed to directly link compensation opportunities to the financial performance

*	A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 6 of the Company’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2015. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

metrics that we believe are the best measures of success in our business: earnings per share (EPS), cash flow conversion, organic sales growth and relative total shareholder return (TSR). The 2015 bonus payouts were 64% of target reflecting the lower than expected adjusted EPS and organic sales growth performance. Our TSR for the 2013-2015 period was 76%, ranking in the top quartile versus the companies in the S&P Midcap 400 Industrials index and resulting in a 200% payout of performance stock units.

How Fiscal Year 2015 Named Executive Officer Compensation is Tied to Company Performance

The compensation opportunities of our executives are directly tied to the performance of the Company. Our pay-for-performance philosophy is demonstrated by the following elements of our executive compensation program for 2015:

•

Approximately 84% of our CEO’s 2015 total targeted pay was performance-based, and an average of approximately 68% of our other named executives officers’ total targeted pay in 2015 was performance-based. The charts below show the allocation of 2015 targeted pay across base salary, the annual cash incentive award, and the long-term incentive award for our CEO and other named executive officers.

•

In 2015, our long-term incentives continued to represent the single largest component of our CEO’s and other named executive officers’ targeted pay, representing approximately 68% and 45% of total targeted pay, respectively.

•

Our 2015 long-term incentive awards are directly tied to the performance metrics that we believe are the best measures of our financial success and that will represent value created for our stockholders: EPS, cash flow conversion, organic sales growth, and TSR (measured on a relative basis).

•

Our performance metrics are largely focused on absolute performance goals. We balance these absolute goals with a relative performance goal that measures our long-term total shareholder return as compared to companies in the S&P Midcap 400 Industrials Index. This structure reinforces a focus on our financial performance compared to a group of industrial companies.

•

The value of all three components of our 2015 long-term incentive awards — stock options, restricted stock and performance-based stock units — is tied to our stock price performance, which links executive pay directly to the creation of value for our stockholders.

Setting Executive Compensation

Process of Setting Compensation. The Compensation Committee determines CEO pay based on the financial and operating performance of the Company, the Committee’s assessment of his individual performance and a thorough review of the market benchmarking data discussed below. The

CEO pay recommendations put forth by the Compensation Committee are then reviewed and approved by the Board of Directors. The pay packages for the other NEOs are set by the Compensation Committee after taking into consideration the recommendations of the CEO. The Compensation Committee considers each NEO’s individual responsibility, experience and overall performance, as well as internal comparisons of pay within the executive group and the market benchmarking data. The Compensation Committee utilizes the expertise of its independent compensation consultant, Towers Watson, in developing compensation recommendations for the named executive officers, including the CEO.

Role of Compensation Committee. The Compensation Committee establishes the Company’s compensation philosophy, structures the Company’s compensation programs to be consistent with that philosophy, and approves each element of named executive officer compensation. In the case of the CEO, the Board of Directors reviews, ratifies and approves compensation recommendations made by the Compensation Committee.

The Compensation Committee performs periodic reviews of executive pay tally sheets. The tally sheets outline each executive’s annual target and actual pay, unvested equity holdings and termination payments under various scenarios. Data from the tally sheets is considered by the Compensation Committee when setting target total compensation. Generally, the Compensation Committee reviews and adjusts target total compensation levels annually. Actual total compensation may vary from target based on performance and changes in stock price over time.

Generally, the amount of compensation realized historically, or potentially realizable in the future, from past equity awards does not directly impact the level at which future pay opportunities are set. When granting equity awards, the Compensation Committee considers market data and individual performance.

Role of Compensation Consultant. Our Compensation Committee has the sole authority to retain and replace, as necessary, compensation consultants to provide it with independent advice. The Compensation Committee has engaged Towers Watson as its independent consultant to advise it on executive and non-employee director compensation matters. This selection was made without the input or influence of management. Under the terms of its agreement with the Compensation Committee, Towers Watson will not provide any other services to the Company, unless directed to do so by the Compensation Committee. Management does participate in salary survey services provided by Towers Watson. During fiscal year 2015, with the exception noted above, Towers Watson provided no services to the Company other than to advise the Compensation Committee on executive and non-employee director compensation issues. The Compensation Committee has not identified any conflict of interest raised by the work Towers Watson performed in fiscal year 2015.

Use of Market Data. The Compensation Committee reviews data from various sources (as discussed below) as one input in determining appropriate target compensation levels. Individual pay decisions are made on the basis of individual performance, overall experience, skill set, value of the position (or the individual) to the organization and demand for the position, as well as the market data. The Compensation Committee believes that, to attract and retain qualified management, total direct compensation should be competitively targeted within a range of +/- 20% of the 50th percentile (Targeted Range) of market for comparable positions at comparable companies. However, cases may exist where these target compensation levels fall outside this range based on the individual factors listed above. Actual compensation should and does vary from target based on Company and individual performance. For 2015, compensation levels for the NEOs were within the Targeted Range.

The Compensation Committee undertook a review and analysis to ensure that the 2015 executive compensation programs appropriately reflected the market for talent. The Committee considered relevant market pay practices to ensure the Company’s ability to recruit and retain high performing talent across its diversified markets and global footprint. Two surveys and a peer group analysis were utilized for the 2015 executive compensation market analysis for the NEOs:

•	Companies that participate in the Towers Watson Executive Compensation Database survey (excluding energy and financial service companies) as well as the Equilar Top 25 Survey, both matched by job content. Two surveys were used because they include a broad range of manufacturing companies that are comparable to the Company in size, geography and industry; and

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The peer group of companies identified below, which consists of companies that are similar to the Company in terms of their size (i.e., revenue, net income, and market capitalization), diversified industry profile (ranging from customized manufacturing solutions to emerging markets in highly specialized health science technology), investment in research and development, global presence, and have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities. Prior to conducting the benchmarking review for 2015 compensation decisions, Towers Watson reviewed the composition of the peer group listed in last year’s proxy statement with the Compensation Committee. Based on that review, the Committee removed A.O. Smith Corporation, Barnes Group Inc., Gardner Denver, Inc., Robbins & Myers, Inc. and Waters Corporation. A.O. Smith Corporation, Barnes Group Inc. and Waters Corporation were removed because the business operations at these companies were less similar to IDEX when compared to the other IDEX peer companies or potential peer companies. Gardner Denver, Inc. and Robbins & Myers, Inc. were removed because their shares were acquired by another entity and they are no longer publicly-traded companies. The Committee added Crane Company, Dresser-Rand Group Incorporated, Graco Incorporated, ITT Corporation and Xylem Incorporated to the peer group because they all have similar business operations and all are used by IDEX to compare financial performance.

Actuant Corporation	Dresser-Rand Group Inc.	Pentair Ltd.
AMETEK, Inc.	Flowserve Corporation	PerkinElmer, Inc.
Bruker Corporation	Graco Inc.	Roper Industries, Inc.
CIRCOR International Inc.	ITT Corporation	SPX Corporation
Colfax Corporation	KLA-Tencor Corporation	Viavi Solutions Inc.
Crane Co.	Nordson Corporation	Watts Water Technologies, Inc.
Donaldson Company, Inc.	Pall Corporation	Xylem Inc.
Dover Corporation

The Compensation Committee believes that multiple data sources provide for a clearer perspective of the market. As such, with the assistance of Towers Watson, the Compensation Committee developed an aggregate composite of the market data to establish target compensation levels for the executives weighted as follows:

Position(s)	Survey Weighting	Peer Group Weighting	Rationale
Chief Executive Officer and Senior Vice President and Chief Financial Officer	20%	80%	Positions are required to be represented in all of the proxy peer group companies; closest representation of the corporate profile; balance of peer and survey data.
Senior Vice President and Chief Operating Officer and Senior Vice President Group Executive	40%	60%

Significant number of position matches in the proxy group as CEO-successors managing large portions of overall business; pool for talent would include the broader industry representation in the survey data.

Senior Vice President, General Counsel and Secretary	70%	30%	Limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.

Role of Say-on-Pay. The Company held an advisory vote on executive compensation (say-on-pay) at the Company’s 2015 Annual Meeting of Stockholders. The say-on-pay advisory vote received support from over 98% of the shares voted at the 2015 Annual Meeting. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Accordingly, the Compensation Committee did not make any material changes to the underlying structure of our executive compensation program for fiscal year 2015. The Compensation Committee will continue to review and consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Philosophy and Objectives

Our Philosophy

As more fully discussed below, the Company’s executive compensation philosophy is that its compensation program should: (1) align the interests of management and stockholders, (2) motivate and retain the management team with a focus on pay-for-performance, and (3) result in executives holding meaningful amounts of the Company’s Common Stock.

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Our 2015 executive compensation program elements were aligned with the interests of our stockholders by linking our incentive compensation performance metrics to the following key indicators of the Company’s overall financial performance: EPS, cash flow conversion, organic sales growth, and TSR relative to companies in the S&P Midcap 400 Industrials Index. We believe that our executives should have a financial stake in our long-term success. As described in greater detail below, the Board of Directors established stock ownership guidelines in 2006 that require covered executive officers, including the NEOs, to maintain a stake in the long-term success of our business. In addition, the Company’s insider trading policy prohibits speculative and derivative trading and short selling by all employees and directors. The policy further prohibits pledging Company securities and hedging transactions with respect to Company securities. We believe these requirements along with our incentive programs effectively align the interests of management and stockholders and motivate the creation of long-term stockholder value.

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We believe that the mix of base salary, short-term and long-term incentives with appropriate performance metrics and targets provide a motivational element whereby executives are paid according to how the Company performs, and that they have direct line of sight to what it takes to outperform and thus achieve pay above market median. We seek to retain our executives primarily by setting our compensation and benefits at competitive levels relative to companies of similar size, scope and complexity. We believe that our executives have skills that are transferrable across industries and are sought after by similar-sized as well as larger diversified manufacturing companies. As a result, we do include companies in our peer group that are more than two times the Company’s revenue level.

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Our long-term incentive program consists of performance-based stock units, restricted stock and stock options. Our long-term incentive award grants are targeted to be competitive with the market and, depending upon Company performance, can result in significant share ownership opportunities for our executives. As stated above and detailed below, our stock ownership guidelines require our executives to maintain specified stock ownership levels. When combining the long-term incentive grant levels that are paid out in the Company’s common stock and the required ownership levels, the result is that our executives hold meaningful amounts of the Company’s Common Stock.

Our 2015 Executive Compensation Program

The following discussion describes our 2015 compensation elements and 2015 compensation decisions related to our NEOs. Our NEOs consist of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers. For 2015, our named executive officers were Andrew K. Silvernail, our Chairman of the Board, President and Chief Executive Officer; Heath A. Mitts, our Senior Vice President and Chief Financial Officer; Eric D. Ashleman, our Senior Vice President and Chief Operating Officer; Brett E. Finley, our Senior Vice President, Group Executive; and Frank J. Notaro, our Senior Vice President, General Counsel and Secretary.

2015 Key Compensation Elements. The material elements of 2015 compensation for the NEOs are outlined below:

Element	Type of Pay	Purpose	General Characteristics
Base Salary	Fixed	Provides a fixed level of current cash compensation consonant with the executive’s primary duties and responsibilities and necessary to attract, retain and reward named executive officers.	Reviewed annually and adjusted as necessary to reflect market changes, salary budgets and individual performance.
Short-Term Incentives — Annual Bonus	Performance-Based	Focuses named executive officers on annual performance by rewarding corporate and individual performance and achievement of pre-determined goals.	Variable cash payments. Annual awards based on performance against pre-determined individual and corporate performance goals.
Long-Term Incentives — Stock Options	Performance-Based	Provides retention through vesting schedules, and aligns each named executive officer’s interests with long-term stockholder interests by linking a substantial portion of each executive’s compensation to increases in the price of the Company’s Common Stock.	Variable compensation based on stock value. Options are granted with exercise prices not less than fair market value and vest ratably over four years.
Long-Term Incentives — Restricted Stock Awards		Provides retention through vesting schedules.	Restricted stock cliff vests in three years.

Long-Term Incentives — Performance Stock Units		Ties long-term compensation to relative performance, further aligning the interests of named executive officers with stockholders.	Performance stock units vest based on relative total shareholder return compared to companies in the S&P Midcap 400 Industrials Index over a cumulative three-year period.

Retirement/Other	Fixed/Voluntary	Provides overall wealth accumulation and retention.	Various market-based retirement and welfare benefits and perquisites.

Maintaining a balanced perspective is a core part of the Company’s business strategy. While short-term performance is vital to the financial well-being of the Company, the long-term health of the Company requires the appropriate emphasis on new products, technologies and investments that will enable future growth and deliver long-term stockholder value. The latter requires that employees take calculated risks to capitalize on anticipated changes in the Company’s numerous businesses. The Compensation Committee believes that balancing the proportion of cash and non-cash awards, as well as short-term versus long-term awards, is important to motivate performance while mitigating risk. Cash-based awards are important in motivating executives for the short-term, while long-term incentives focus executives who have the greatest ability to impact business results on managing the business for the long-term, and reinforce the link between their earnings opportunity and the long-term growth of the Company.

Base Salary. Base salaries are reviewed annually and may be adjusted to reflect market data, as well as individual responsibility, experience and tenure. Base salary is targeted to within a range of +/-20% of the 50th percentile of the market. For 2015, base salaries were within the targeted range for each NEO. The table below highlights the change in 2015 base salary for each NEO. Mr. Ashleman received a 3% merit increase to his base pay in March 2015 and a promotional increase of 18% when he was promoted to Chief Operating Officer in July 2015.

NEO	2015 Base Salary Rate	2014 Base Salary Rate	Percentage Increase
Andrew K. Silvernail	$927,000	$900,000	3%
Heath A. Mitts	$487,900	$473,700	3%
Eric D. Ashleman	$500,000	$410,000	22%
Brett E. Finley	$422,300	$410,000	3%
Frank J. Notaro	$439,300	$426,500	3%

Short-Term Incentives — Incentive Award Plan. Messrs. Silvernail, Ashleman, Notaro and Finley’s 2015 annual incentive bonus took the form of a cash performance award under the stockholder-approved Incentive Award Plan in order to allow their bonuses to be deductible under IRC Section 162(m). In 2015, the Compensation Committee granted Messrs. Silvernail, Ashleman, Notaro and Finley cash performance awards with a maximum aggregate payment amount equal to 2% of the Company’s 2015 operating income contingent on the Company achieving a minimum adjusted EPS of $3.18. Adjusted EPS excludes from earnings per share the impact of acquisition and divestiture-related income and charges, and restructuring charges. Under the terms of the awards, no bonus would be paid if the Company did not achieve adjusted EPS of $3.18. The Compensation Committee set Mr. Silvernail’s actual performance awards for 2015 at $593,280, Mr. Ashleman’s actual performance award at $213,071, Mr. Finley’s actual performance award at $189,190 and Mr. Notaro’s actual performance award at $210,864. Mr. Finley’s award was forfeited in connection with his resignation on December 31, 2015. For detailed information regarding Mr. Finley’s separation payments, see “Potential Payments upon Termination or Change in Control — Quantification of Termination Payments and Benefits — Finley Resignation.” In setting the actual awards, the Compensation Committee considered the actual performance of the Company using the metrics in the Business Performance Factor described below, individual performance and the amounts that the NEOs would have earned as an annual cash bonus if they participated in the Management Incentive Compensation Plan (described below) on substantially the same terms as other company executives.

Short-Term Incentives — Management Incentive Compensation Plan. Mr. Mitts, as Chief Financial Officer, is not subject to the deduction limitations under IRC Section 162(m) and therefore he participated in the Company’s Management Incentive Compensation Plan (MICP). The MICP provides participants with the opportunity to earn annual cash bonuses.

The amount of the annual cash bonus paid to each participant under the MICP is determined under the following formula:

Annual Bonus = Base Salary x Individual Target Bonus Percentage x Business Performance Factor

•	Individual Target Bonus Percentage for the year is a percentage of the participant’s base salary and is based on the participant’s position and market data.

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The Business Performance Factor (discussed in more detail below) is calculated based on measurable corporate quantitative objectives, which are given a combined 70% weighting, and one strategic measure with a 30% weighting.

For 2015, the measurable quantitative objectives within the Business Performance Factor were adjusted EPS and adjusted cash flow conversion. Adjusted EPS excludes from reported earnings per share the impact of acquisition and divestiture-related income and charges, and restructuring charges (EPS Adjustments). Adjusted cash flow conversion is cash flow as a percent of net income excluding the impact of the EPS Adjustments. The payout of each quantitative objective is a function of the amount by which actual performance exceeds or falls short of goal, with a maximum payout of 200% of target for each objective. For 2015, no bonus was payable unless a minimum threshold for adjusted EPS was met. The adjusted EPS threshold for 2015 was $3.18.

For 2015, the 30% strategic measure was organic sales growth. Organic sales growth is a critical business metric and helps identify the underlying health of the businesses and management’s ability to increase sales through innovation and customer focus. Organic sales is defined as net sales of the Company adjusted to exclude the impact of foreign currency translation and sales from acquired businesses during the first twelve months of ownership.

For 2015, the relative weightings and the performance against the quantitative and strategic measure resulted in a recommended Business Performance Factor of 64%, as shown in the table below.

MICP Objective	Goal	Actual*	Payout	MICP Weighting	Business Performance Factor
Adjusted EPS	$3.65	$3.57	84.6%	50%	42%
Adjusted Cash Flow Conversion	116%	118%	110.0%	20%	22%
Organic Sales Growth	1.0%	-3.5%	0.0%	30%	0%

Total				100%	64%

The payments under the MICP to Mr. Mitts is included in the 2015 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and summarized in the table below.

NEO	Base Salary Rate	Target Incentive	Business Performance Factor	2015 Short-Term Incentive Award
Heath A. Mitts	$487,900	75%	64%	$234,192

2015 Long-Term Incentive Awards. In 2015, NEOs received long-term incentive awards consisting of three components: performance stock units (PSUs), stock options and restricted stock. For 2015, the approximate weighting of the PSUs, stock options and the restricted stock was 50%, 35% and 15%, respectively and consistent with the 2014 awards.

*	A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 6 of the Company’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2015. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

The PSUs have a three-year performance period and utilize a relative TSR measure. The Company’s relative TSR will be measured against the TSR of companies in the S&P Midcap 400 Industrials Index at the end of the three-year performance period. If the Company achieves 50th percentile TSR performance as compared to the group of companies, each NEO will receive the target number of performance units paid out in shares of the Company’s Common Stock. Performance below or above the 50th percentile will result in shares delivered below or above target, respectively. Cumulative dividend equivalent payments will be made at the end of the performance period based on the number of shares of common stock received by each executive.

In selecting relative TSR as the measure, the Compensation Committee noted that TSR is highly correlated with a combination of other metrics that are important to the Company and to investors, notably: return on invested capital, operating profit margin and compound annual sales growth rate (CAGR).

In selecting the S&P Midcap 400 Industrials Index companies as a comparator group for relative TSR, the Compensation Committee’s objective was to have a group of 50-100 manufacturing companies which was broader than the peer group of companies used for benchmarking compensation of the named executive officers, but that was not too broad or not representative of the Company’s business. Towers Watson helped the Compensation Committee select from the S&P Midcap 400 Industrials Index, which represents a group of 60-70 industrial manufacturing companies that are similar to the Company. The Company is included in the index.

The Compensation Committee believes that PSUs, stock options and restricted stock all incent management actions that drive the creation of stockholder value and promote executive stock ownership. However, each long-term incentive component has different characteristics. The value of the PSUs after the three-year performance period is directly linked to the relative TSR as described above as well as the stock price movement during the performance period. Stock options provide value only to the extent that the Company’s stock price appreciates above the stock price on the date of grant. Restricted stock awards provide value regardless of whether the Company’s stock price appreciates, and help retain executives over the course of business and market cycles that may negatively impact the Company’s operations and stock price in the short term. Long-term incentive awards are generally made on an annual basis, or at the time of a special event (such as upon hiring or promotion). We typically grant awards on the date of the first Board of Directors meeting of a year, or the date of the annual meeting of stockholders. However, we do not have specific guidelines as to the timing of such awards, and attempt to make awards during periods when we do not have non-public information which could impact our stock price.

Working with its independent compensation consultant, the Compensation Committee granted long-term incentive awards to the NEOs in early 2015. Other than the CEO, each NEO has a long-term incentive target stated as a percentage of base salary. The long-term incentive targets are established on an individual basis taking into consideration market median practice for each role, and individual impact and performance. The Compensation Committee may grant awards above or below target based on individual and Company performance and did grant awards above target in 2015 based on individual performance and Company performance, including top quartile one-year cumulative TSR in 2014 as compared to the peer group of companies used to benchmark executive pay listed above. The Company’s three-year cumulative TSR was ranked at the 97th percentile as compared to the same group of peer companies.

Our initial PSU grant for the 2013-2015 performance period resulted in a 200% payout as a result of a 76% TSR, which ranked in the top quartile as compared to companies in the S&P 400 Midcap Industrials Index.

Other Compensation Components

Employee Benefits. The NEOs participate in group health, welfare and qualified retirement programs available to all of the Company’s employees. The NEOs also participate in nonqualified supplemental retirement plans, deferred compensation arrangements and supplemental disability benefits. Participation in these nonqualified plans is intended to provide the NEOs with the opportunity to accumulate retirement benefits at levels above the limitations imposed by tax qualified plans. For a more complete explanation of these plans, see the narrative following the 2015 Summary Compensation Table, the Pension Benefits at 2015 Fiscal Year End table, the Nonqualified Deferred Compensation at 2015 Fiscal Year End table, and the discussion under “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Benefits. Each of the NEOs are entitled to severance benefits under the terms of written agreements in the event that their employment is actually or constructively terminated without cause. The amount of the benefit, which varies with the individual, depends on whether or not the termination is in connection with a change in control. The level of each NEO’s severance benefits reflects the Company’s perception of the market for their positions at the time the agreements were put in place. Please see the section entitled Potential Payments upon Termination or Change in Control for additional information.

Perquisites. The Compensation Committee believes in providing limited perquisites in line with market practice. The NEOs are provided with a car allowance. The CEO is entitled to limited use of the Company’s leased aircraft for non-business purposes. For further details on these perquisites, see the “Narrative to Summary Compensation Table.”

Other Executive Compensation Matters

Stock Grant Practices. For all newly issued stock option awards, the exercise price of the stock option award will be the closing price of our Common Stock on the NYSE on the date of the grant. If the grant date for the annual awards falls on a weekend, the exercise price of stock option awards will be the closing price of our Common Stock on the NYSE on the last trading day preceding the date of grant.

Stock Ownership. Consistent with its executive pay philosophy, the Company requires that executive officers maintain minimum ownership levels of the Company’s Common Stock. The following stock ownership guidelines for NEOs were established by the Board of Directors in 2006 and modified in 2015.

Executive	Ownership as a Multiple of Base Salary
CEO	5x
CFO, COO	3x
Other NEOs	2x

The CEO, CFO, COO and the other NEOs must comply with these ownership requirements within five years of date of hire or promotion. Counted for purposes of satisfying ownership requirements are shares directly owned and unvested restricted shares and performance stock units at target. As of December 31, 2015, the CEO, CFO, COO and the other NEOs had met or were proceeding towards meeting the ownership guidelines within the applicable five-year period.

Hedging. All directors and officers of the Company are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling, but not delivering, owned securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning the Company’s stock, such as zero-cost collars and forward sales contracts.

Clawbacks. To the extent not in violation of applicable law, the Company reserves the right to recover, or clawback, from current or former directors and officers any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee that:

•	The Company’s financial statements have been restated due to material noncompliance with any financial reporting requirement;

•	The cash incentive or equity compensation to be recouped was calculated on, or its realized value was affected by, the financial results that were subsequently restated;

•	The cash incentive or equity compensation would have been less valuable than that actually awarded or paid based upon the application of the correct financial results; and

•	The pay affected by the calculation was earned or awarded within three years of the restatement.

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with applicable law.

Tax Gross-Up Provisions. In February 2011, the Compensation Committee adopted a policy that the Company will not enter into any new agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control of the Company. No executives are eligible for an excise tax gross-up.

Accounting and Tax Implications — Deductibility of Executive Compensation

In developing compensation programs, the Compensation Committee reviews the estimated accounting and tax impact of all elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon payment to, or realization by, the executive. Cash awards, performance stock units and stock options granted under the Incentive Award Plan are intended to satisfy the requirements for performance-based compensation under Internal Revenue Code (IRC) Section 162(m). Restricted stock awards (which vest based on continued employment with the Company) do not qualify as performance-based compensation and, therefore, may not be tax-deductible as a result of the limitations of IRC Section 162(m).

IRC Section 162(m) limits the tax deductibility by the Company of annual compensation in excess of $1,000,000 paid to the CEO and any of the three other most highly compensated executive officers, other than the CFO. While the tax impact of any compensation arrangement is one factor to be considered, that impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. While it is a goal of the Compensation Committee to maximize the deductibility of executive compensation, the Committee retains the discretion to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. Accordingly, the Compensation Committee may award compensation to the executive officers that is not fully deductible if it determines the compensation is consistent with its philosophy and is in the Company’s and its stockholders’ best interests.

2015 Summary Compensation Table

The table below and related footnotes summarize the total compensation earned in 2015, 2014 and 2013 for the Company’s CEO, CFO, and each of the three most highly compensated executive officers other than the CEO and CFO.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation Plan(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Andrew K. Silvernail,	2015	$921,808	$3,781,015	$1,750,014	$593,280		$368,274	$7,414,391
Chairman, President and Chief Executive Officer	2014 2013	895,385 856,808	3,614,094 2,036,105	1,584,274 931,221	1,350,000 1,235,400		340,046 298,296	7,783,799 5,357,830
Heath A. Mitts,	2015	$485,169	$832,011	$385,050	$234,192		$123,611	$2,060,033
Senior Vice President and Chief Financial Officer	2014 2013	471,592 455,289	862,913 501,737	378,198 229,515	533,000 489,900		118,256 98,514	2,363,959 1,774,954
Eric D. Ashleman,	2015	$453,704	$1,018,365	$672,774	$213,071		$113,576	$2,471,490
Senior Vice President and Chief Operating Officer	2014	404,138	735,379	322,245	430,500		90,191	1,982,454
Brett E. Finley,	2015	$419,935	$416,439	$192,576			$298,815	$1,327,765
Senior Vice President, Group Executive	2014	404,138	520,460	228,013	430,500		89,068	1,672,179
Frank J. Notaro,	2015	$436,838	$316,106	$146,166	$210,864		$118,247	$1,228,221
Senior Vice President, General Counsel and Secretary	2014 2013	424,577 411,362	360,271 286,078	157,900 130,840	479,900 441,000	67,897	110,278 92,519	1,600,823 1,361,799

(1)	Reflects the aggregate grant date fair value of restricted stock awards and the target number of performance stock units in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for awards granted during the relevant year assuming no forfeitures. All shares of restricted stock are eligible for dividend equivalent payments when paid on the Company’s Common Stock and, with respect to performance stock units, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

(2)	Reflects the aggregate grant date fair value for the year indicated in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2015, for stock options granted during the relevant year assuming no forfeitures.

(3)	Reflects Messrs. Silvernail’s, Ashleman’s, Finley’s and Notaro’s annual performance award under the Incentive Award Plan and the annual cash bonus under the MICP for Mr. Mitts, in each case earned in the year reported.

(4)	Represents the aggregate increase/decrease in actuarial value under the Pension Plan and SERP (see the narrative to this table below for further details and the narrative to the Pension Benefits at 2015 Fiscal Year End table for descriptions of the Pension Plan and SERP). For 2015, Mr. Notaro’s aggregate actuarial value decreased by $1,578. For 2013, Mr. Notaro’s aggregate actuarial value decreased by $69,565.

(5)	Consists of the following for 2015:

Name	Year	Contribution to 401(k) Plan, Defined Contribution Plan and Accrued SERP Benefits	Automotive, Supplemental Disability(a)	Aircraft(b)	Other Payments		Total
Andrew K. Silvernail	2015	$227,431	$31,081	$109,762	$0		$368,274
Heath A. Mitts	2015	102,067	21,544	0	0		123,611
Eric D. Ashleman	2015	91,870	21,706	0	0		113,576
Brett E. Finley	2015	85,293	24,332	0	189,190	(c)	298,815
Frank J. Notaro	2015	96,507	21,740	0	0		118,247

(a)	Consists of auto allowance and gas and supplemental disability premiums.

(b)	The Company’s methodology for calculating the value of the personal use of the Company aircraft is to calculate the incremental costs of such usage to the Company, which includes fuel, landing fees, hangar fees, catering, additional expenses related to the crew and other expenses, which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel.
(c)	Severance payment. For detailed information regarding Mr. Finley’s separation payments, see “Potential Payments upon Termination or Change in Control — Quantification of Termination Payments and Benefits — Finley Resignation.”

Narrative to Summary Compensation Table

Perquisites and Supplemental Disability

In addition to benefits generally available to all other U.S.-based non-union employees, the CEO and other NEOs receive an auto allowance and participate in a supplemental long-term disability program. The supplemental disability benefit is in addition to the group long-term disability benefit generally available to all U.S.-based non-union employees. The group long-term disability plan provides an annual benefit of 60% of the first $300,000 of base salary, or an annual maximum benefit of $180,000 per year. For the NEOs, the supplemental program provides an annual benefit of 60% of their base salary above $300,000, with a maximum supplemental benefit of $60,000 per year. The CEO is also offered the personal use of the Company leased aircraft (limited to 25 hours per year).

Retirement Benefits

The Company maintains three tax-qualified retirement plans for all employees in which the CEO and other NEOs participate: the IDEX Corporation Defined Contribution Plan (Defined Contribution Plan), the IDEX Corporation Savings Plan, which is a 401(k) plan with a prescribed matching contribution (401(k) Plan), and the IDEX Corporation Retirement Plan, which is a defined benefit plan (Pension Plan). Mr. Notaro has accrued benefits under the Pension Plan. None of the other NEOs actively accrued any benefits under the Pension Plan in 2015.

Defined Contribution Plan

The Defined Contribution Plan is an ongoing tax-qualified “defined contribution” plan that provides an annual contribution based on a participant’s compensation for that year and a combination of the participant’s age and years of service as shown below:

Age + Years of Service	Company Contribution
Less than 40	3.5% of Eligible Annual Compensation
40 but less than 55	4.0% of Eligible Annual Compensation
55 but less than 70	4.5% of Eligible Annual Compensation
70 or more	5.0% of Eligible Annual Compensation

Under the Defined Contribution Plan, participants are entitled to receive the lump-sum value of their vested account at termination of employment subject to distribution rules under the law. Account balances are 100% vested after three years of service under the Defined Contribution Plan.

401(k) Plan

The 401(k) Plan is an on-going tax-qualified “401(k)” plan that provides a matching contribution based on the employee’s contribution up to 8% of eligible compensation. The maximum matching contribution by the Company is 4% of eligible compensation. The matching contribution vests 20% for each year of service and is 100% vested after 5 years of service.

Pension Plan

During 2005, the Company redesigned its retirement plans to eliminate the Pension Plan for employees hired after 2004. Employees who participated in the Pension Plan as of December 31, 2005 who met certain age and service requirements were given the one-time opportunity to choose:

•	To stay in the Pension Plan with the then current match in the 401(k) Plan (maximum match of 2.8% of eligible pay); or

•

To begin participating in the Defined Contribution Plan as of January 1, 2006, with an enhanced match in the 401(k) Plan (maximum match of 4% of eligible pay). Employees who chose this option retain, by law, a frozen benefit in the Pension Plan as of December 31, 2005.

Mr. Notaro chose to begin participation in the Defined Contribution Plan. He has a frozen benefit under the Pension Plan as of December 31, 2005. The monthly accrued benefit for Mr. Notaro under the Pension Plan upon retirement at age 65 will not change, although the present value of such benefit will change from year to year. Messrs. Silvernail, Mitts, Ashleman and Finley never participated in the Pension Plan.

2015 Grants of Plan-Based Awards

The following table provides information on plan-based awards for all NEOs for 2015.

	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ per Share)(4)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Andrew K. Silvernail	02/20/2015	$0	$927,000	N/A	10,627	31,880	79,700	9,565	85,785	$78.43	$5,531,029
Heath A. Mitts	02/20/2015	0	365,925	731,850	2,338	7,015	17,538	2,105	18,875	$78.43	$1,217,061
Eric D. Ashleman	02/20/2015	0	295,610	N/A	1,807	5,420	13,550	1,630	14,585	$78.43	$940,654
	07/15/2015	0	0	0	0	0	0	4,835	17,700	$77.61	$750,484
Brett E. Finley	02/20/2015	0	295,610	N/A	1,170	3,510	8,775	1,055	9,440	$78.43	$609,015
Frank J. Notaro	02/20/2015	0	329,475	N/A	888	2,665	6,663	800	7,165	$78.43	$462,272

(1)	For Messrs. Silvernail, Finley and Notaro, target amount reflects payment level under the Incentive Award Plan at 100%, 70% and 75% respectively, of base salary. Mr. Ashleman’s target amount reflects payment level of 70% on the grant date, and this was increased to 75% when he was appointed COO. The Incentive Award Plan has no individual maximum payment amount. See “Short-Term Incentives — Annual Bonus” under “COMPENSATION DISCUSSION AND ANALYSIS.” For Mr. Mitts, the amounts reflect payment levels under the MICP based upon 2015 salary levels, applicable individual target bonus, and a Business Performance Factor of 0% for threshold, 100% for target and 200% for maximum. The amounts actually earned by the NEOs are reflected in the Non-Equity Incentive Plan Compensation column in the 2015 Summary Compensation Table.

(2)	Reflects the range of the number of shares of Common Stock that could be issued pertaining to the performance stock units awarded in 2015 under the Incentive Award Plan. The target number of performance stock units is used to determine the grant date fair value for this award.

(3)	Reflects the number of shares of restricted stock awarded in 2015 under the Incentive Award Plan.

(4)	Reflects closing price of the Company’s Common Stock on the grant date, which is the fair market value of the stock under the terms of the Incentive Award Plan.

Narrative to 2015 Grants of Plan-Based Awards Table

Stock options awarded to the NEOs in 2015 had the following characteristics:

•	All are nonqualified stock options;

•	All have an exercise price equal to the closing price of the Company’s Common Stock on the grant date;

•	With the exception of Mr. Ashleman’s grant dated July 15, 2015, all vest annually in equal amounts over a four-year period based on the NEO’s continued service;

•	Mr. Ashleman’s grant dated July 15, 2015, vests 50% after 3 years and 50% after 4 years;

•	All vest upon retirement if retirement eligible (NEO is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); and

•	All expire 10 years after the date of grant.

Restricted stock awards to the NEOs in 2015 had the following characteristics:

•	All annual awards cliff-vest three years after the grant date based on the NEO’s continued service;

•	All shares vest upon retirement if the NEO is retirement eligible (NEO is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); and

•	All shares receive dividend equivalent payments in the same amount as dividends paid on the Company’s Common Stock at the time such dividends are paid.

Performance stock units awarded to the NEOs in 2015 had the following characteristics:

•	All have a three-year performance period with vesting based on relative total shareholder return;

•

All shares vest upon retirement if the NEO is retirement eligible (NEO is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); but are paid out only based on actual achievement of the Company against the relative TSR goal determined as if the last day of the year in which the individual retires is the last day of the performance period; and

•	Cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table provides information on all performance stock unit, restricted stock and stock option awards held by the NEOs and the value of those awards as of December 31, 2015. All outstanding equity awards are in or exercisable for shares of the Company’s Common Stock.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have Not Vested(2)	Market Value of Shares of Stock that Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Name	Exercisable(1)	Unexercisable(1)
Andrew K. Silvernail	53,640	17,880	42.86	02/21/2022	37,390	$2,864,448	123,680	$9,475,098
	36,262	36,263	50.45	02/15/2023
	20,280	60,840	72.73	02/13/2024
	0	85,785	78.43	02/20/2025
Heath A. Mitts	48,660	0	40.89	02/22/2021	8,890	681,063	28,349	$2,171,813
	16,762	5,588	42.86	02/21/2022
	8,937	8,938	50.45	02/15/2023
	4,841	14,524	72.73	02/13/2024
	0	18,875	78.43	02/20/2025
Eric D. Ashleman	11,737	3,913	42.86	02/21/2022	20,000	1,532,199	23,056	1,766,290
	3,372	3,373	50.45	02/15/2023
	4,125	12,375	72.73	02/13/2024
	0	14,585	78.43	02/20/2025
	0	17,700	77.61	07/15/2025
Brett E. Finley	0	2,825	42.86	02/21/2022	14,040	1,075,604	15,666	1,200,195
	0	3,373	50.45	02/15/2023
	0	8,757	72.73	02/13/2024
	0	9,440	78.43	02/20/2025
Frank J. Notaro	0	5,588	42.86	02/21/2022	4,330	331,721	11,312	$866,608
	0	5,095	50.45	02/15/2023
	2,021	6,064	72.73	02/13/2024
	0	7,165	78.43	02/20/2025

(1)	All options expire on the 10th anniversary of the grant date. Except as provided in the following sentence, all options vest 25% per year on the anniversary of the grant date. 31,670 of Messrs. Mitts’ February 22, 2011 option awards vested 50% on February 22, 2014 and vested 50% on February 22, 2015 and Mr. Ashleman’s July 15, 2015 grant will vest 50% on July 15, 2018 and 50% on July 15, 2019. Except with respect to Mr. Silvernail’s stock option grants (as discussed in “Potential Payments upon Termination or Change in Control”), all stock options granted prior to 2015 will vest 100% upon a change in control. Stock options granted in 2015 vest 100% upon a qualifying termination of employment following a change in control.

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all NEOs. Except with respect to Mr. Silvernail’s restricted stock grants (as discussed in “Potential Payments upon Termination or Change in Control”), all shares granted prior to 2015 vest 100% upon a change in control of the Company. Shares granted in 2015 vest 100% upon a qualifying termination of employment following a change in control.

	Grant Date	# Shares	Market Value Per Share at Grant	Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested	Vesting
Andrew K. Silvernail	02/15/2013	18,505	50.45	18,505	1,417,668	100% vest on 02/15/2016
	02/13/2014	9,320	72.73	9,320	714,005	100% vest on 02/13/2017
	02/20/2015	9,565	78.43	9,565	732,775	100% vest on 02/20/2018
Heath A. Mitts	02/15/2013	4,560	50.45	4,560	349,342	100% vest on 02/15/2016
	02/13/2014	2,225	72.73	2,225	170,457	100% vest on 02/13/2017
	02/20/2015	2,105	78.43	2,105	161,264	100% vest on 02/20/2018
Eric D. Ashleman	02/15/2013	1,725	50.45	1,725	132,152	100% vest on 02/15/2016
	02/15/2013	9,915	50.45	9,915	759,588	50% vest on 02/15/2016
						50% vest on 02/15/2017
	02/13/2014	1,895	72.73	1,895	145,176	100% vest on 02/13/2017
	02/20/2015	1,630	78.43	1,630	124,874	100% vest on 02/20/2018
	07/15/2015	4,835	77.61	4,835	370,409	100% vest on 07/15/2018
Brett E. Finley	02/15/2013	1,725	50.45	1,725	132,152	100% vest on 02/15/2016
	02/15/2013	9,915	50.45	9,915	759,588	50% vest on 02/15/2016
						50% vest on 02/15/2017
	02/13/2014	1,345	72.73	1,345	103,040	100% vest on 02/13/2017
	02/20/2015	1,055	78.43	1,055	80,824	100% vest on 02/20/2018
Frank J. Notaro	02/15/2013	2,600	50.45	2,600	199,186	100% vest on 02/15/2016
	02/13/2014	930	72.73	930	71,247	100% vest on 02/13/2017
	02/20/2015	800	78.43	800	61,288	100% vest on 02/20/2018

(3)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2015.

(4)	Represents the number and value of PSUs based on performance as of December 31, 2015. Actual number of shares delivered will be based on performance on December 31, 2016 and December 31, 2017.

2015 Option Exercises and Stock Vested

The following table provides information on stock option exercises and stock vesting for all NEOs in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise(1)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(2)
Andrew K. Silvernail	15,760	$583,154	55,680	$4,299,624
Heath A. Mitts	32,640	1,321,294	14,960	1,156,714
Eric D. Ashleman	8,500	314,800	7,540	585,083
Brett E. Finley	12,885	348,511	6,400	495,673
Frank J. Notaro	43,642	1,522,409	11,040	856,403

(1)	Calculated based on the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price.

(2)

Calculated based on the closing price of the Company’s Common Stock on the vesting date. For shares vesting on February 21, 2015 with a Friday, February 20, 2015 closing price of $78.43, Mr. Silvernail had 18,670 shares vest, Mr. Mitts had 5,840 shares vest, Mr. Ashleman had 4,090 shares vest, Mr. Finley had 2,950 shares vest and Mr. Notaro had 5,840 shares vest. For 2013 performance stock units vesting on December 31, 2015 after the end of the three-year performance period with a closing price of $76.61 and a multiplier of 200% due to IDEX’s 3-year relative TSR performance at the 75th percentile as compared to companies in the S&P Midcap 400 Industrials Index, Mr. Silvernail had 37,010 shares vest, Mr. Mitts had 9,120 shares vest, Mr. Ashleman had 3,450 shares vest, Mr. Finley had 3,450 shares vest and Mr. Notaro had 5,200 shares vest.

Pension Benefits at 2015 Fiscal Year End

The following table provides information related to the potential pension benefits payable to each NEO determined as described in the footnotes below.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefits(2)
Andrew K. Silvernail	Pension Plan	N/A	N/A
SERP
Heath A. Mitts	Pension Plan	N/A	N/A
SERP
Eric D. Ashleman	Pension Plan	N/A	N/A
SERP
Brett E. Finley	Pension Plan	N/A	N/A
SERP
Frank J. Notaro	Pension Plan	7.75	$235,705
	SERP	7.75	126,523

(1)	Credited service is determined under the Pension Plan as of December 31, 2015.

(2)

The present value of accumulated benefits as of December 31, 2015 is determined using an assumed retirement age of 65 and an assumed 100% lump-sum payment. For valuing lump sums, interest and mortality assumptions are as required by the Pension Protection Act of 2009 (PPA) for funding valuations. The interest and mortality assumptions are the PPA-required three-segment interest rates (for December 31, 2015, interest rates of 1.76% for payments in the first five years, 4.15% for payments in the 6th through 20th years, and 5.13% for payments beyond 20 years), and combined mortality as required by the PPA. The discount rate used for determining present values was 4.14% for the Pension Plan and 3.21% for the SERP.

Narrative to Pension Benefits at 2015 Fiscal Year End Table

Pension Plan

The Pension Plan is an on-going tax-qualified “career average” retirement plan that provides a level of benefit based on a participant’s compensation for a year with periodic updates to average compensation over a fixed five-year period. Under the Pension Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1995 using the five-year average compensation of a participant through 1995, plus the benefit earned under the then current formula for each year of employment after 1995. For each year of participation through 1995, a participant earned a benefit equal to 1.25% of the first $16,800 of such average compensation through 1995, and 1.65% of such compensation in excess of $16,800. Beginning January 1, 1996, the benefit earned equals the sum of 1.6% of the first $16,800 of each year’s total compensation, and 2.0% for such compensation in excess of $16,800, for each full year of service credited after 1995. As required by law, compensation counted for purposes of determining this benefit is limited. The normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of payment are available.

Supplemental Executive Retirement and Deferred Compensation Plan

The Supplemental Executive Retirement and Deferred Compensation Plan (SERP) is an unfunded, nonqualified plan designed to provide supplemental executive retirement benefits to employees who participate or have participated in the Pension Plan, and deferred compensation benefits to certain officers and other key employees designated by the Compensation Committee (see “Narrative to the Nonqualified Deferred Compensation at 2015 Fiscal Year End Table” below). The supplemental executive retirement portion of the SERP provides that if the employee participates or had participated in the Pension Plan, then the employee will receive an excess benefit (SERP Benefit) under a formula equivalent to the tax-qualified Pension Plan formula. This formula will only consider eligible compensation above the Internal Revenue Code limits and will restore any limits on the maximum amount of benefits that may be accrued under a qualified retirement plan. A SERP Benefit will only be accrued for the appropriate period of service during which the employee was an active participant in the Pension Plan. SERP Benefits are paid as an actuarially equivalent single lump-sum amount and are payable upon separation of service within the meaning of Internal Revenue Code Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the employee’s date of death, if earlier.

Nonqualified Deferred Compensation at 2015 Fiscal Year End

The following table provides information related to the benefits payable to each NEO under the defined contribution portion of the SERP, which is the Company’s only defined contribution nonqualified deferred compensation plan:

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawls / Distributions	Aggregate Balance at Last Fiscal Year End(3)
Andrew K. Silvernail		$207,831	$-7,019		$922,758
Heath A. Mitts		82,467	13,826		439,921
Eric D. Ashleman		70,945	3,499		273,102
Brett E. Finley		65,693	6,182		208,269
Frank J. Notaro		75,582	15,974		500,378

(1)	None of the NEOs contributed to the SERP in 2015.

(2)	Amounts are reflected in “All Other Compensation” column of the Summary Compensation Table.

(3)	The following amounts have been previously reported as “All Other Compensation” in the Summary Compensation Table for prior years: Mr. Silvernail — $588,118; Mr. Mitts — $255,419; Mr. Ashleman — $48,684; Mr. Finley — $48,684; and Mr. Notaro — $360,556.

Narrative to the Nonqualified Deferred Compensation at 2015 Fiscal Year End Table

Supplemental Executive Retirement and Deferred Compensation Plan

The defined contribution portion of the SERP is designed to provide deferred compensation for certain officers and other key employees designated by the Compensation Committee. Under the defined contribution portion of the SERP, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus. Deferral elections may be made annually. These amounts are fully vested. The Company also contributes to an eligible employee’s account additional amounts, as described below, that are fully vested after the employee has completed three years of service.

The Company contributes an amount equal to 4% of the eligible employee’s compensation up to the IRS limit on compensation reduced by the amount of any Company matching contribution that is made to the 401(k) Plan. Additionally, the Company makes annual contributions to the accounts of eligible employees who are not actively accruing benefits under the Pension Plan. The contribution is based on the employee’s compensation above the IRS limit on compensation in the Defined Contribution Plan, and is determined based on the following table:

Sum of Participant’s Age Plus Years of Service	Contribution Percentage
Less than 40	7.5
40 but less than 55	8.0
55 but less than 70	8.5
70 or more	9.0

Certain eligible employees designated by the Compensation Committee including the NEOs also will receive an additional contribution equal to 2% of the employee’s compensation.

All amounts deferred are recorded in a memorandum account for each employee and are credited or debited with earnings or losses as if such amounts had been invested in either an interest-bearing account or receive an investment return as if the funds were invested in certain mutual funds, as selected by the employee. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays

Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable Federal rate as of the first business day in November. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

The deferred compensation account amounts are payable upon separation of service within the meaning of Internal Revenue Code Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. Account balances will be paid either in a single lump sum or in up to ten substantially equal annual installments, as elected by the employee at the time they first become eligible for the Deferred Compensation Plan. Prior to separation from service, amounts may be paid only on the occurrence of an unforeseeable emergency, within the meaning of Internal Revenue Code Section 409A. On the happening of a change in control event within the meaning of Internal Revenue Code Section 409A, all amounts become vested and are distributed at that time in a single lump-sum payment.

Potential Payments upon Termination or Change in Control

The Company entered into an employment agreement with Mr. Silvernail on November 8, 2013. The employment agreement provides for a term of two years and is substantially similar to Mr. Silvernail’s initial two-year employment agreement. If Mr. Silvernail’s employment is terminated by the Company other than for cause, he will receive continuing salary payments and health benefits for 24 months, a bonus equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed), a payment equal to 200% of his base salary payable over 24 months commencing approximately 60 days after his termination, and accelerated vesting of all options, restricted stock and other forms of equity based compensation. If Mr. Silvernail’s employment is terminated because of disability, he will receive a bonus payment equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed). Additionally, if Mr. Silvernail should die during the term of the agreement, Mr. Silvernail’s spouse or estate will receive a bonus payment equal to a pro-rata portion of 100% of his base salary (based on the portion of the year he was employed) and accelerated vesting of all options, restricted stock and other forms of equity based compensation. If his employment is terminated without cause or he terminates for certain specified reasons following a change in control, Mr. Silvernail will receive his full salary and health insurance for a period of 36 months following termination, a pro-rata portion of his bonus for the year of his termination, a payment equal to 300% of his base salary, payable over 36 months, and accelerated vesting of all options, restricted stock and other forms of equity based compensation, in each case subject to a payment delay of up to six months in compliance with Internal Revenue Code Section 409A. The employment agreement expired on November 7, 2015 and was replaced effective as of November 8, 2015 (see “Events After End of Fiscal Year” below).

The Company has entered into letter agreements with Messrs. Mitts, Ashleman and Finley providing for (a) two years of salary and target MICP bonus in the event of an involuntary termination within two years following a change in control, and (b) one year (or up to one year, in the case of Messrs. Ashleman and Finley) of salary and target MICP bonus in the event of an involuntary termination without cause other than in connection with a change in control. Mr. Finley resigned from the Company effective December 31, 2015. For detailed information regarding Mr. Finley’s separation payments, see “Potential Payments upon Termination or Change in Control — Quantification of Termination Payments and Benefits — Finley Resignation.”

The Company has entered into a letter agreement with Mr. Notaro providing for (a) three years of salary and bonus, two years of fringe benefits (including outplacement services) and five years of continued indemnification coverage in the event he is involuntarily terminated without cause or resigns for good reason (subject to the terms of such letter agreement) within two years following, or directly or indirectly in connection with, or in anticipation of, a change in control, and (b) one year of salary and target bonus if he is involuntarily terminated without cause other than in connection with a change in control.

Pursuant to the Incentive Award Plan, if a change in control occurs then immediately prior to such change in control all awards issued prior to 2015 under the Incentive Award Plan shall become fully exercisable and all forfeiture restrictions on such awards shall lapse. Awards granted in 2015 require a qualified termination as a result of a change in control in order to vest. Pursuant to the SERP, if a change in control occurs then not later than the closing date for the change in control event the amount credited to each participant’s deferred compensation account shall be distributed in one lump sum in cash and/or Common Stock.

Events After End of Fiscal Year

The Company entered into a new employment agreement with Mr. Silvernail on February 19, 2016, effective as of November 8, 2015. The new employment agreement provides for a term of approximately three years (expiring February 28, 2019) and is substantially similar to Mr. Silvernail’s prior employment agreement. In addition to the payments and benefits for which he was eligible under his prior employment agreement, the new employment agreement clarifies that Mr. Silvernail (or his spouse or estate, as applicable) will receive accelerated vesting of all options, restricted stock and other forms of equity based compensation in the event of termination by the Company other than for cause or for termination due to his death or disability. Mr. Silvernail’s potential change in control payments and benefits as quantified below assume a change in control and/or termination of employment on December 31, 2015, and are thus calculated according to his new employment agreement.

Quantification of Termination Payments and Benefits — Change in Control

The following tables set forth the amount each NEO would receive upon a change in control or, in the event of a termination of employment, as severance or as a result of accelerated vesting if his employment was terminated without cause or for good reason, or for disability or death (in the case of Mr. Silvernail), in connection with or absent a change in control, using the following assumptions:

•	Change in control and/or termination of employment on December 31, 2015.

•

Acceleration of vesting in options and restricted stock, and exercise of all accelerated vested options based on the closing market price of $76.61 per share of the Company’s Common Stock on December 31, 2015.

•	Accelerated vesting of benefits under the SERP, paid in a lump sum.

Change in Control and Termination Payments and Benefits for Andrew K. Silvernail

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Health and Welfare Benefits	$38,170	$0	$0	$57,255
Cash Severance (incl. Incentives)	3,708,000	0	0	5,562,000
Unvested Restricted Stock	2,864,448	2,864,448	0	2,864,448
Unvested Options	1,788,149	1,788,149	0	1,788,149
Unvested Performance Shares	4,932,719	4,932,719	0	4,932,719
SERP	922,758	922,758	922,758	922,758
Tax Cut Back				-1,501,314

Total	14,254,244	10,508,704	922,758	14,626,015

Change in Control and Termination Payments and Benefits for Heath A. Mitts

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Health and Welfare Benefits
Cash Severance (incl. Incentives)	853,825			1,707,650
Unvested Restricted Stock		681,063	519,799	681,063
Unvested Options		478,766	478,766	478,766
Unvested Performance Shares		1,131,310	585,192	1,131,310
SERP	439,921	439,921	439,921	439,921

Total	1,293,746	2,731,060	2,023,678	4,438,710

Change in Control and Termination Payments and Benefits for Eric D. Ashleman

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Health and Welfare Benefits
Cash Severance (incl. Incentives)	875,000			1,750,000
Unvested Restricted Stock		1,532,200	1,036,916	1,532,200
Unvested Options		268,316	268,316	268,316
Unvested Performance Shares		920,721	498,774	920,721
SERP	273,102	273,102	273,102	273,102

Total	1,148,102	2,994,339	2,077,108	4,744,339

Change in Control and Termination Payments and Benefits for Brett E. Finley

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Health and Welfare Benefits
Cash Severance (incl. Incentives)	717,910			1,435,820
Unvested Restricted Stock		1,075,604	994,781	1,075,604
Unvested Options		217,559	217,559	217,559
Unvested Performance Shares		626,026	352,772	626,026
SERP	208,269	208,269	208,269	208,269

Total	926,179	2,127,458	1,773,381	3,563,278

Change in Control and Termination Payments and Benefits for Frank J. Notaro

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Health and Welfare Benefits				$47,208
Cash Severance (incl. Incentives)	768,775			2,306,325
Unvested Restricted Stock		331,721	270,433	331,721
Unvested Options		345,409	345,409	345,409
Unvested Performance Shares		451,728	244,257	451,728
Outplacement				43,930
SERP	500,378	500,378	500,378	500,378

Total	1,269,153	1,629,236	1,360,477	4,026,699

Quantification of Termination Payments and Benefits — Finley Resignation

Mr. Finley resigned from the Company effective December 31, 2015. In connection with his resignation, Mr. Finley executed a Severance & General Release Agreement, pursuant to which he agreed to and/or forfeited (i) all performance share units, restricted stock and options which would not be vested as of his termination date, and (ii) any annual bonus payment or award to which he was otherwise entitled under the Incentive Award Plan and/or the MICP for 2015. The Severance & General Release Agreement also contains confidentiality, non-disparagement and non-competition provisions.

Also in connection with his resignation, pursuant to the terms of his Severance & General Release Agreement Mr. Finley will receive or has received, as applicable, (i) a severance payment of $717,910 (less applicable taxes and withholdings), equal to 12 months of base salary and a target annual bonus at his current target MICP percentage of 70%, as set forth in his employment offer letter dated February 12, 2014, (ii) a severance payment of $698,634 (less applicable taxes and withholdings), which the Company will pay in two equal installments in January 2017 and January 2018, in exchange for Mr. Finley’s continued adherence to a two-year non-competition clause in his Severance & General Release Agreement, (iii) a severance payment of $295,610, as may be adjusted for actual 2015 Company performance, equal to the annual incentive to which Mr. Finley would have been eligible (based on his annualized base salary of $422,300 multiplied by his then-current target MICP percentage of 70%) if he were an active employee on the Company’s regular 2016 annual bonus payment date, payable before February 29, 2016, (iv) a severance payment of $27,508 (less applicable taxes and withholdings), equal to the estimated cost of continued medical coverage through COBRA during the severance payment period for Mr. Finley and his eligible dependents, which the Company paid in lump sum in January 2016, (v) continued vesting in his 2013 PSU award through and including his termination date, per the terms of the applicable PSU award agreement, and (vi) outplacement services for up to 12 months with the nature and scope of such services determined by the Company and paid directly to the outplacement service by the Company.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are soliciting a non-binding advisory vote on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure set forth in this Proxy Statement, as required under Section 14A of the Securities Exchange Act of 1934, as amended.

The Company maintains a balanced approach to executive compensation with a mix of both cash and non-cash awards and short and long-term incentives, with total direct compensation targeted within a range of +/- 20% of 50th percentile of the market. In this way, the Company motivates and rewards both vital short term performance and long-term value creation. The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement.

Because the vote is advisory, it will not be binding on the Company. However, the Compensation Committee will consider the outcome of the vote in determining future compensation policies and decisions.

The Board of Directors Recommends a Vote FOR the approval of the Company’s executive compensation.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2015, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in PCAOB Release No. 2012-004 and approved by the SEC in Release No. 34-68453, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors their independence, and satisfied itself as to the auditors’ independence.

Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

Ernest J. Mrozek, Chairman

William M. Cook

Gregory F. Milzcik

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), are set forth in the table below. All such fees were pre-approved by the Audit Committee in accordance with the pre-approval policy discussed below.

	2015	2014
Audit fees(1)	$2,953,000	$2,868,000
Audit-related fees(2)	0	0
Tax fees(3)	775,000	682,000
All other fees(4)	0	0

Total	$3,728,000	$3,550,000

(1)	Audit fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit fees.

(3)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.

(4)	All other fees represent the aggregate fees billed for products and services that are not included in the audit fees, audit-related fees, and tax fees. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the Deloitte Entities’ independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm provides the Audit Committee with an audit services plan during the second quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees. This audit services plan must be formally accepted by the Audit Committee. For non-audit services, management submits to the Audit Committee for approval during the second quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, along with the associated fees. Company management and the accounting firm each confirm to the Audit Committee that any non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee approves both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman reports any such actions taken to the Audit Committee at a subsequent Committee meeting.

PROPOSAL 3 — APPROVAL OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Although the rules of the U.S. Securities and Exchange Commission and the corporate governance listing standards of the New York Stock Exchange require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing shareholders with the opportunity to express their views on this issue. While this vote cannot be binding, if the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will take the vote into account in making future appointments.

The Company’s Board of Directors Recommends a Vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of the forms it received, or written representations from reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were met during the year ended December 31, 2015.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2017 ANNUAL MEETING

A stockholder desiring to submit a proposal for inclusion in the Company’s Proxy Statement for the 2017 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 2, 2016. The Company requests that all such proposals be addressed to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045, and mailed by certified mail, return receipt requested. In addition, the Company’s Bylaws require that any stockholder desiring to nominate a director for election or propose other business for consideration at the 2017 Annual Meeting must provide written notice. Such notice must contain the information required by the Bylaws and must be received by the Corporate Secretary not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting of stockholders. To be timely for the 2017 Annual Meeting, any such notice must be received by the Corporate Secretary, at the address above, on any date beginning on December 6, 2016 and ending on January 5, 2017.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on those matters.

By Order of the Board of Directors,

DENISE R. CADE

Senior Vice President, General Counsel

and Corporate Secretary

March 2, 2016

Lake Forest, Illinois

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by sending a written request to Heath A. Mitts, Chief Financial Officer, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

IDEX CORPORATION 1925 W. FIELD CT, SUITE 200 LAKE FOREST, IL 60045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00507-P72382                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IDEX CORPORATION

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

Vote on Directors
1.	To elect three directors each for a term of three years
	Nominees:		☐	☐	☐
	01)	ERNEST J. MROZEK
	02)	DAVID C. PARRY
	03)	LIVINGSTON L. SATTERTHWAITE

Vote on Proposals		For	Against	Abstain

2.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers.	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 6, 2016

The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held on Wednesday, April 6, 2016, at 9:00 a.m., Central Time, at the Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090, for the purposes listed on the reverse side.

The Board of Directors fixed the close of business on February 10, 2016, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. You may obtain directions to the location of the Annual Meeting by visiting our website at www.idexcorp.com.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure these shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 6, 2016:

The Proxy Statement and 2015 Annual Report of IDEX Corporation are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

Proxy card must be signed and dated on the reverse side.

ê     Please fold and detach card at perforation before mailing.     ê

E00508-P72382

IDEX CORPORATION 1925 West Field Court, Suite 200 Lake Forest, Illinois 60045-4824 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William M. Cook, Andrew K. Silvernail and Denise R. Cade and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of IDEX Corporation held of record by the undersigned on February 10, 2016, at the Annual Meeting of Stockholders to be held on April 6, 2016, at 9:00 a.m., Central Time, at the Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090, or at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side